Exhibit 2.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

BETWEEN

HALCON RESOURCES LLC

AND

RAM ENERGY RESOURCES, INC.

December 21, 2011

i

ii

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into effective this 21st day of December, 2011, by and between Halcon Resources LLC, a Delaware limited liability company (“Investor”) and RAM Energy Resources, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and desires to issue and sell to Investor (a) certain shares of the Company’s common stock, (b) a senior subordinated convertible note, and (c) certain warrants to purchase shares of the Company’s common stock, all on the terms and conditions set forth herein;

WHEREAS, Investor desires to purchase such securities from the Company on the terms and conditions set forth herein; and

WHEREAS, the Company, Investor and the Majority Stockholders have entered into the Stockholders Agreement in the form of Exhibit C attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TERMS DEFINED

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Acquisition Agreement” has the meaning given such term in Section 9.13(b) hereof.

“Adjustment Amount” has the meaning given such term in Section 11.3(c)(ii) hereof.

“Adverse Recommendation Change” has the meaning given such term in Section 9.13(b) hereof.

“AFEs” shall have the meaning given such term in Section 7.34 hereof.

“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to the Company, any director or executive officer of the Company or any Subsidiary or any Person who holds ten percent (10%) or more of the voting stock of the Company, and with respect to Investor, any member of Investor, and to the extent applicable, the members of any such member. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise. Investor shall not be considered an Affiliate of the Company for purposes of this Agreement or the other Transaction Documents.

“Agreement” has the meaning given such term in the preamble hereto.

“Article” refers to an “article” of this Agreement unless specifically indicated otherwise.

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or appeal of such proceeding relating to Taxes.

“Authorized Officer” means, as to any Person, its chairman, its chief executive officer, its president, its chief operating officer, its Financial Officer and any vice president.

“Benefit Plan” means any “employee benefit plan” within the meaning of section 3(3) of ERISA, and any other bonus, compensation, deferred compensation, incentive compensation, stock purchase, phantom stock, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, consulting, hospitalization or other medical, life or other insurance or coverage, cafeteria or flexible benefit, educational assistance, disability, vacation, sick leave, salary continuation, welfare, supplemental unemployment, fringe benefit, profit-sharing, pension or retirement, or any other employee benefit, policy, program, agreement, arrangement or payroll practice under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, any of its Subsidiaries or any ERISA Affiliate may have any present or future right to benefits or that is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate or under which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability.

“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions in Tulsa, Oklahoma are authorized by Law to close.

“Capital Lease” means, for any Person, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee of such lease prepared as of such date in accordance with GAAP.

“Capital Projects” shall have the meaning given such term in Section 7.34 hereof.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer or other disposition, in one transaction or a series of related transactions, of more than fifty percent (50%) of the value of the Oil and Gas Interests as set forth in the most current reserve report of the Company and any of its Subsidiaries (on the date hereof, the Reserve Report is the most recent reserve report), or (b) any sale, transfer, merger, consolidation, disposition or other transaction which results in any Person or Persons individually or together with their Affiliates owning more than fifty percent (50%) of the Common Stock on a Fully Diluted Basis. The issuance of the Securities pursuant to this Agreement and the other Transaction Documents shall not constitute a Change of Control as contemplated hereby or by the other Transaction Documents.

“Charter Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, certificate of organization, bylaws, partnership agreement, regulations, limited liability company agreement, operating agreement and all other comparable charter documents.

“Closing” has the meaning given such term in Section 2.2 hereof.

“Closing Date” means a date no later than the third Business Day after the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing).

“Closing Transactions” means the transactions that will occur on the Closing Date pursuant to the Transaction Documents.

“COBRA” has the meaning given such term in Section 7.14 hereof.

“Commission” means the Securities and Exchange Commission or any entity succeeding to any or all of its functions under the Securities Act or the Exchange Act.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Common Stock Shares” means the 220,000,000 shares of Common Stock to be purchased by Investor pursuant to this Agreement.

“Common Stock Shares Purchase Price” has the meaning given such term in Section 2.1 hereof.

“Company” has the meaning given such term in the preamble hereto.

“Company Acquisition Proposal” means, with respect to the Company, any inquiry, proposal or offer relating to (i) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or other transaction which would result in any Person or group acquiring twenty percent (20%) or more of the fair market value of the assets (including rights and capital stock of the Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (ii) a merger, consolidation, business combination, reorganization, share exchange, share issuance, sale of stock, recapitalization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries which would result in any Person or group owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of the Company or any of its Subsidiaries or any resulting parent entity of the Company or any of its Subsidiaries; provided that, in the case of a transaction involving solely the Subsidiaries of the Company, such Subsidiaries constitute twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole or (iii) any combination of the foregoing which collectively have the same economic effect as a transaction described in clause (i) or (ii).

“Company Adverse Action” has the meaning given the term in Section 9.13(b) hereof.

“Company Breach” has the meaning the term in Section 10.1(c) hereof.

“Company Financial Statements” means the audited and unaudited consolidated financial statements of the Company and its Subsidiaries (including the related notes) included (or incorporated by reference) in the Company’s Annual Report on Form 10-K for each of the five fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010, and the Company’s Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, June 30, and September 30, 2011, filed with the Commission; provided, however, that where any such financial statements have been restated and the restated financial statements filed with the Commission, the term “Company Financial Statements” means the financial statements as restated.

“Company Material Adverse Effect” means any event, change, effect, circumstance, condition, development or occurrence, individually or in the aggregate, causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company or any of its Subsidiaries taken as a whole. Company Material Adverse Effect shall not include any event, circumstance, condition, development or occurrence resulting from (i) the announcement or performance of this Agreement and the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, contractors, vendors and employees, (ii) any changes in general United States or global economic conditions or (iii) any changes affecting the oil and gas industry in general (including changes to commodity prices); provided, however, that (ii) and (iii) shall not apply to the extent that any such change, effect, event, circumstance, condition, development or occurrence disproportionately impacts the Company or any of its Subsidiaries as compared to a majority of other participants principally engaged in the exploration and development of oil and natural gas within the United States.

“Company Material Agreements” has the meaning given such term in Section 7.7 hereof.

“Company Preferred Stock” has the meaning given such term in Section 7.4 hereof.

“Company Recommendation” has the meaning given such term in Section 9.13(b) hereof.

“Company SEC Documents” has the meaning given such term in Section 7.27 hereof.

“Company Stockholder Approval” shall mean the approval of the following items by Written Consent of the Majority Stockholders delivered to the Company:

(a) the issuance of the Securities pursuant to the terms and conditions of this Agreement;

(b) the amendment of the Company’s certificate of incorporation to:

(i) increase the number of authorized shares of Common Stock from 100 million shares to 1.01 billion shares;

(ii) effect a one (1) for three (3) reverse stock split of the Company’s outstanding Common Stock (the “Reverse Split”) upon satisfaction of the notice requirements of The Nasdaq Stock Market following the closing; and

(iii) change the corporate name of the Company to Halcon Resources Corporation;

(c) the amendment of the Company’s 2006 Long-Term Incentive Plan to increase the number of shares of Common Stock that may be issued under such plan from 7.4 million to 11.1 million, representing an increase of 3.7 million shares; and

(d) approval, on an advisory (non-binding) basis, of the compensation to be paid to the Company’s named executive officers that is based on or otherwise relates to the transactions contemplated in this Agreement.

“Company Termination Fee” has the meaning given such term in Section 10.1 hereof.

“Confidentiality Agreement” means that certain confidentiality agreement dated November 9, 2011, by and between the Company and Investor.

“Consent Delivery Period” has the meaning given such term in Section 9.13(b) hereof.

“Conversion Shares” means shares of Common Stock issued upon conversion of the Note.

“Debt” means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of such Person on which interest charges are customarily paid or accrued, other than trade debt incurred in the ordinary course of business that is not more than 60 days past due (other than trade debt that is being disputed by the Company in good faith and trade debt that is being paid by the Company in a manner that is consistent with past practice), (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) the present value of all obligations in respect of Capital Leases of such Person, (g) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business or funds held in suspense by the Company or any of its Subsidiaries in connection with the operation of oil and gas wells and the marketing of production therefrom, (h) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, (i) liabilities due arising under future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts, other derivative contracts and similar agreements, (j) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), (k) all obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, letters of credit, surety or other bonds and similar instruments, (l) all obligations under leases (other than Capital Leases and oil and gas leases) which require such Person or its Affiliate to make payments, (m) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (n) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person, (o) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock, (p) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (q) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (p) preceding.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defensible Title” means as of the date of this Agreement and the Closing Date, such beneficial, legal and record title ownership by Company (or a Company Subsidiary) in its Oil and Gas Interests that:

(1) in the case of any Company or Company Subsidiary well, entitles the Company or Company Subsidiary to receive a share of the Hydrocarbons produced, saved and marketed from such lease or mineral fee interest, or from the currently producing or other prospective producing interval(s) of leases, mineral fee interest or well and throughout the duration of the productive life of such well, after satisfaction of all royalties, overriding royalties, non-participating royalties, net profits interests, production payments or other burdens on or measured by production of Hydrocarbons, of not less than the respective Net Revenue Interests set forth on Section 1.1A of the Disclosure Schedule, and in the case of any Company or Company Subsidiary oil and gas lease or mineral fee interest allocated to any such well or to the unit associated with such well, entitles Company or Company Subsidiary to a Net Revenue Interest in such oil and gas lease, mineral fee interest and/or unit that is not less than is necessary to result in the Company or Company Subsidiary having not less than the respective Net Revenue Interest set forth on Section 1.1A of the Disclosure Schedule for such well (and unit applicable thereto);

(2) in the case of a Company or Company Subsidiary well located on lands covered by or pooled or unitized with any such lease or mineral fee interest, or other Company or Company Subsidiary Oil and Gas Interests, entitles the Company or Company Subsidiary to participate in, with an obligation to bear a corresponding percentage of the costs and expenses for, the exploration and drilling for and the maintenance, development, operation and production of Hydrocarbons, or plugging and abandonment, relating to such well (including any interval currently producing Hydrocarbons or other prospective producing interval(s) as to all lands covered by or pooled or unitized with any such lease or mineral fee interest or other Company or Company Subsidiary Oil and Gas Interests, and as to any such well located thereon, and throughout the duration of the productive life of such lease, mineral fee interest or well), of not greater than the respective Working Interests shown in Schedule 1.1A for such interest or asset, without increase, except for increases to the extent that they are accompanied by a proportionate increase in Company’s or Company Subsidiary’s Net Revenue Interest for such lease, mineral fee interest or well, and in the case of any Company or Company Subsidiary oil and gas lease or mineral fee interest allocated to any such well or to the unit associated with such well, entitles Company or Company Subsidiary to a Working Interest in such oil and gas lease, mineral fee interest and/or unit that is not greater than is necessary to result in the Company or Company Subsidiary having not greater than the respective Working Interest set forth on Section 1.1A of the Disclosure Schedule for such well (and unit applicable thereto), unless there is a corresponding increase in the Net Revenue Interest attributable thereto;

(3) in the case of any proved, undeveloped well (“PUDs”) which includes any portion of, or is otherwise attributable to, the Ownership Interests, entitles the Company or Company Subsidiary to not less than the Net Revenue Interest (nor owns greater than the Working Interest therein, except to the extent than there is a proportionate increase in the Company’s or Company Subsidiary’s Net Revenue Interest therein) that were identified in, or otherwise used or assumed by the Reserve Engineer for purposes of, the Reserve Report);

(4) in the case of any oil and gas lease issued or granted to (or otherwise acquired by) the Company or any Company Subsidiary under or in connection with the Osage Concession (whether or not described in Section 1.1A of the Disclosure Schedule): (a) entitles Company or Company Subsidiary to not less than an undivided 80% Net Revenue Interest therein, (b) entitles Company to a Working Interest of not less than an undivided 100%, (c) entitles Company or Company Subsidiary to not less than an initial three (3) year primary term, and (d) following its initial issuance or grant to (or initial acquisition by Company or Company Subsidiary) has not been further assigned or transferred, nor has been encumbered by any overriding royalty interest, net profits interest, production payment or other burden or encumbrance;

(5) in the case of the Osage Concession, remains in full force and effect and grants to Company or Company Subsidiary the exclusive right to acquire oil and gas leases in the lands covered thereby, save and except any lands covered by valid and subsisting oil and gas leases granted to other lessees within the concession area prior to the original effective date of the Osage Concession;

(6) Company or Company Subsidiary owns not less than the Net Revenue Interests (nor greater than the Working Interests, unless there is a corresponding increase in the Net Revenue Interest therein) shown in Section 1.1A of the Disclosure Schedule of any other wells not already included under subparts (1) and (2) above, respectively, including, without limitation, any injection wells or disposal wells located on, attributable to, or used in connection with the Ownership Interests;

(7) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, have been obtained and complied with;

(8) with regard to any oil and gas leases constituting part of the Company’s or Company Subsidiary’s Oil and Gas Interests that are not held by current production and to which a proved undeveloped location identified in the Reserve Report is attributable or with regard to any oil and gas lease issued or granted to (or otherwise acquired by) the Company or any Company Subsidiary under or in connection with the Osage Concession (whether or not described in Section 1.1A of the Disclosure Schedule), entitles Company or Company Subsidiary to (A) a primary term under such lease that extends past a date that is twelve (12) months after date of this Agreement or (B) if such lease is beyond its primary term, is capable of producing and is being held by virtue of paying shut-in payments or similar payments, such payments have or (if the next such payment is due prior to the Closing, then upon the payment) will extend the term of such lease to a date that is not less than twelve (12) months after the date of this Agreement;

(9) is free and clear of Liens, claims, infringements, burdens, and any other defects, burdens or encumbrances other than Permitted Encumbrances; and

(10) is free of any other imperfections that a reasonably prudent purchaser of oil and gas properties would not normally waive.

“DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.

“Disclosure Schedule” means the disclosure schedule entitled Company Disclosure Schedule separately provided by the Company to Investor on or before the date hereof, and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

“DO Indemnification Period” has the meaning given such term in Section 9.12 hereof.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, municipal or other Governmental Authority or any other party involving a Hazardous Discharge, Environmental Contamination or any violation of any order, permit or Environmental Law.

“Environmental Contamination” means the presence of any Hazardous Substances, which presence in any form results from a Hazardous Discharge.

“Environmental Law” means any Law, including common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, about or otherwise related to any real property owned, leased or operated at any time by the Company or any of its Subsidiaries or any real property owned, leased or operated by any other Person, or any Oil and Gas Interest, as applicable, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination. Environmental Law includes, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local Law whose purpose is to conserve or protect health, safety, the environment, wildlife or natural resource.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company or any of its Subsidiaries, is now or has at any time within the preceding six years been deemed to be a single employer with the Company or any of its Subsidiaries as determined under section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA.

“Event of Default” has the meaning given such term in the Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute.

“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“Fiduciary Duty Determination” has the meaning given such term in Section 9.13(b) hereof.

“Financial Officer” means, as to any Person, its chief financial officer, or if no Person serves in such capacity, the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, financial compliance and similar functions.

“Financial Statements” means the audited and unaudited consolidated financial statements of the Company and its Subsidiaries (including the related notes), filed with the Commission; provided, however, that where any such financial statements have been restated and the restated financial statements filed with the Commission, the term “Financial Statements” means the financial statements as restated.

“Fully Diluted Basis” means, with reference to Common Stock outstanding at any time, the shares of Common Stock that would be outstanding at such time assuming that all outstanding options, warrants, convertible notes and other rights to acquire Common Stock had been exercised (regardless of whether such rights are then exercisable) and all securities convertible into Common Stock had then been converted (regardless of whether such securities are then convertible) and had been issued. Any reference in this Agreement or any of the other Transaction Documents to “holder(s) of outstanding Common Stock on a Fully Diluted Basis” or words of similar import shall be deemed to include holder(s) of outstanding options, warrants, convertible notes or similar rights to acquire Common Stock or securities convertible into Common Stock.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question; and the requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

“Governmental Authority” means any national, state or county, municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support of otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that, the term “Guaranty” shall not include (y) endorsements for collection or deposit in the ordinary course of business, or (z) the customary provisions of standard form oil and gas joint operating agreements that require each party to be contingently liable to the operator for non-payment of joint interest billings by other non-operators. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance at, from, onto, under or within any real property owned, leased or operated at any time by the Company or any of its Subsidiaries or any real property owned, leased or operated by any other Person, or any Oil and Gas Interest, as applicable.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, substance, material, waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious or as a greenhouse gas pursuant to any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hedge Documents” means the documents and other instruments evidencing Company’s Hedges.

“Holder” with respect to any Security, shall mean the record or beneficial owner of such Security.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, condensate, gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids and other liquid or gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Losses” has the meaning given such term in Section 11.3(b) hereof.

“Indemnified Parties” has the meaning given such term in Section 9.12 hereof.

“Information Statement” has the meaning given such term in Section 9.11 hereof.

“Intellectual Property” has the meaning given such term in Section 7.18 hereof.

“Investment” in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided, that, “Investments” shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

“Investor” has the meaning given such term in the preamble hereto.

“Investor Amended Proposal” has the meaning given such term in Section 9.13(b) hereof.

“Investor Breach” has the meaning the term in Section 10.1(d) hereof.

“Investor Disclosure Schedule” means the disclosure schedule entitled Investor Disclosure Schedule separately provided by Investor to the Company on or before the date hereof, and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

“Investor Expenses” has the meaning given such term in Section 6.1(d) hereof.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any regulation promulgated thereunder, and any successor statute.

“Knowledge” means actual knowledge and, with respect to any corporation, limited liability company, partnership or other business entity, shall mean the actual knowledge after due inquiry of the officers of such entity, including, without limitation, the managers of a limited liability company and the general partners of a partnership, or other executive management of any such entity.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality, or Governmental Authority.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of oil and gas properties. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property; together with any other pledge, charge, option, preferential purchase right, or encumbrance of any kind. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Majority Stockholders” means those stockholders of the Company set forth on Exhibit E holding not less than a majority of the outstanding shares of Common Stock as of the record date for the Written Consent.

“Material Agreement” means any written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject: (a) pursuant to which such Person derives any material part of its revenues; (b) any agreement with any Affiliate of Company; (c) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Company’s or its Subsidiary’s assets or for the purchase, sale, processing, treatment, gathering, transportation or other disposal or treatment of any such Hydrocarbons, which is not cancelable without penalty on 60 days’ notice or less; (d) any agreement of or binding upon Company or its Subsidiary to sell, lease, farmout or otherwise dispose of any interest in any of the Company’s or its Subsidiary’s assets after the date hereof, other than non-consent penalties for non-participation in operations under operating agreements, conventional rights of reassignment arising in connection with Company’s or its Subsidiary’s surrender or release of any of the Company’s or its Subsidiary’s assets; (e) any tax partnership agreement of or binding upon Company or its Subsidiary affecting any of the Company’s or its Subsidiary’s assets; (f) any agreement that creates any area of mutual interest or similar provision with respect to the acquisition by Company or its Subsidiary’s or its or their respective assigns of any interest in any Hydrocarbons, leases, lands or assets or contains any restrictions on the ability of Company, its Subsidiary’s or its or their assigns to compete with any other individual or entity or Person; (g) any Hedge Documents; (h) all agreements containing a guarantee by Company or its Subsidiary; (i) all agreements containing calls on production at a price less than the prevailing price in the field for similar production; (j) all written employment agreements with Company or its Subsidiary; and (k) other contracts, agreements and arrangements that are material to the Company, its business, operations, prospects or assets that are not required to be filed as material contracts with the Commission.

“Maximum Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the Note at such time to exceed the maximum amount which Noteholders would be allowed to contract for, charge, take, reserve, or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges under the Transaction Documents.

“Minority Common Stock” means all shares of issued and outstanding Common Stock held by Persons other than Investor and its Affiliates and any Persons acting in concert with the Investor or its Affiliates with respect to the proposed action for which the determination of Minority Common Stock is made.

“Net Revenue Interest” (or “NRI”) means the undivided interest in the Hydrocarbons produced from or attributable to a well, oil and gas lease, mineral lease or other acreage or other Oil and Gas Interest, after deducting all lessor’s royalties, overriding royalties, production payments and other burdens on Hydrocarbons produced therefrom, expressed as a percentage or a decimal.

“Net Settlement Obligation” has the meaning given such term in Section 7.4 hereof.

“Note” means the Company’s Senior Convertible Promissory Note in the principal amount of $275,000,000 to be issued by the Company to Investor pursuant to this Agreement which shall be in the form of Exhibit A attached hereto.

“Note and Warrant Purchase Price” has the meaning given such term in Section 2.1 hereof.

“Note Register” means a register maintained by the Company setting forth the name and address of each Noteholder and the principal amount of the Note held by such Noteholder.

“Noteholder” means any Person in whose name a Note is registered on the Note Register.

“Notice of Adverse Recommendation Change” has the meaning given such term in Section 9.13(b) hereof.

“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of the Company, any of its Subsidiaries and any other Person arising pursuant to the Transaction Documents, and all interest accrued thereon and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

“Oil and Gas Interest(s)” means (a) direct and indirect interests in and rights with respect to oil, gas and mineral properties, including, without limitation, working, royalty and overriding royalty interests, oil and gas leasehold interests, mineral fee interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests, together with any lands covering the same, or that are pooled, unitized or communitized therewith; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, area of mutual interest agreements, farmout agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, mineral servitudes, reversionary interests, reservations and concessions; (c) interests in wells (including, without limitation, all producing, non-producing, injection, disposal, or other wells), equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, injection, processing, and storage facilities (including tanks, tank batteries, pipelines, salt water disposal systems, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other personal property and fixtures related to, located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Osage Concession” means the concession to explore, lease and develop properties in Osage County, Oklahoma granted to the Company pursuant to the terms of the Lease Acquisition and Exploration Agreement by and between RAM Energy, Inc. and the Osage Minerals Council, originally dated November 19, 2008 and as subsequently amended.

“Ownership Interests” means the ownership interests of the Company and any of its Subsidiaries in all of its or their Oil and Gas Interests, as set forth on Section 1.1A of the Disclosure Schedule.

“Per Share Stock Price” means for the Common Stock on any day, the last sale price, or, in case no such sale takes place on such day, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market, or such other system then in use.

“Permitted Encumbrances” means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets incurred in the ordinary course of business for sums not yet due, and such Liens have not been filed pursuant to the Laws and the time for filing such Liens has expired; (c) Liens incurred in the ordinary course of business or existing on property and not (i) reducing the Company’s Net Revenue Interest in any Oil and Gas Interests below that set forth on Section 1.1A of the Disclosure Schedule, (ii) increasing the Company’s Working Interest in any Oil and Gas Interest above that set forth on Section 1.1A of the Disclosure Schedule or (iii) in the aggregate materially impairing the value of the assets of the Company or any of its Subsidiaries or interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries or rights to any of their assets; (d) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to Closing; (e) preferential rights to purchase and Third Party Consents (to the extent not triggered by the consummation of the transactions contemplated herein); (f) Liens created under the customary provisions of standard form oil and gas operating agreements, to the extent not asserted or foreclosure proceedings commenced, and only to the extent the same do not (i) reduce the Company’s Net Revenue Interest in any Oil and Gas Interests below that set forth on Section 1.1A of the Disclosure Schedule, (ii) increase the Company’s Working Interest in any Oil and Gas Interest above that set forth on Section 1.1A of the Disclosure Schedule nor (iii) in the aggregate, materially impair the value of the assets of the Company or any of its Subsidiaries or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries or rights to any of their assets; (g) Liens created by statute for the benefit of royalty owners, working interest owners and other parties entitled to share in production or the proceeds from the sale of production from an oil and/or gas well, to the extent not asserted or foreclosure proceedings commenced, and only to the extent the same do not (i) reduce the Company’s Net Revenue Interest in any Oil and Gas Interests below that set forth on Section 1.1A of the Disclosure Schedule, (ii) increase the Company’s Working Interest in any Oil and Gas Interest above that set forth on Section 1.1A of the Disclosure Schedule nor (iii) in the aggregate, materially impair the value of the assets of the Company or any of its Subsidiaries or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries or rights to any of their assets; and (h) Liens arising under or created pursuant to the Senior Debt Documents.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof and shall also mean the Company.

“Purchase Price” has the meaning given such term in Section 2.1 hereof.

“PCBs” has the meaning given such term in Section 7.20(b)(xiii) hereof.

“Redemption Date” means the date on which the entire balance of the Note, including, without limitation, all accrued but unpaid interest thereon and all fees payable by the Company or its Subsidiaries in connection therewith, have been paid in full.

“Registration Rights Agreement” means a Registration Rights Agreement to be executed by the Company and Investor at Closing, in the form attached hereto as Exhibit B.

“Reserve Engineer” has the meaning given such term in Section 7.32 hereof.

“Reserve Report” has the meaning given such term in Section 7.32 hereof.

“Restricted Parties” has the meaning given such term in Section 9.13(a) hereof.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated March 14, 2011 among the Company, as borrower, SunTrust Bank, as administrative agent, Capital One, N.A., as syndication agent, and the financial institutions named therein as the lenders, as amended by that certain First Amendment to Revolving Credit Agreement dated June 10, 2011.

“Sarbanes Oxley Act” shall have the meaning given such term in Section 7.42 hereof.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated March 14, 2011 among the Company, as borrower, Guggenheim Corporate Funding, LLC, as administrative agent, and the financial institutions named therein as the lenders.

“Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.

“Securities” means the Note, the Common Stock Shares and the Warrants to be issued to Investor, any Warrant Shares and Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute.

“Senior Debt” means all Debt of the Company outstanding under the Revolving Credit Agreement and the Second Lien Term Loan Agreement, including all renewals and extensions of each such agreement.

“Senior Debt Documents” means the Revolving Credit Agreement and the Second Lien Term Loan Agreement and all promissory notes, security agreements, mortgages, deeds of trust, assignments, guarantees, Hedge Documents and other documents, instruments and agreements executed and delivered pursuant to each of the Revolving Credit Agreement and the Second Lien Term Loan Agreement evidencing, securing, guaranteeing or otherwise pertaining to the Senior Debt and other obligations arising under each of the Revolving Credit Agreement and the Second Lien Term Loan, as the foregoing may be amended, renewed, extended, supplemented, increased or otherwise modified from time to time to the extent permitted hereunder.

“Stockholders Agreement” means the stockholders agreement executed on even date herewith by the Company, Investor and the Majority Stockholders in the form of Exhibit C attached hereto.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Superior Proposal” means, with respect to the Company and its Subsidiaries, a bona fide written Company Acquisition Proposal that was not solicited by, or the result of any solicitation by, the Company or any of its Subsidiaries or the Majority Stockholders, or by any of their respective officers, directors, Affiliates, or with their Knowledge, authorization or consent, by any of their respective investment banks, accountants, financial advisors or other representatives or agents, in violation of Section 9.13, which the Board of Directors of the Company determines in good faith (after consultation with its legal and financial advisors) is more advantageous to the Company or its stockholders than the transactions contemplated by this Agreement considering (i) the likelihood of consummation as compared to the transactions provided for herein, (ii) the availability of financing commitments for 100% of the requisite financing of such transaction compared to the commitment letter furnished by the Investor to the Company in connection with the transactions provided for herein, and (iii) the advantages to the Company or the stockholders of the Company as compared to the transactions provided for herein and taking into account, among other things, the Person making such Company Acquisition Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Company Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and any revisions made or proposed in writing prior to the time of determination.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings and withholding taxes, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any federal, state or local governmental agency, plus any interest or penalty due thereon. “Tax” means any one of the foregoing.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

“Third Party Consents” means the consent or approval of any Person other than the Company, Investor or any Governmental Authority.

“Transaction Documents” means this Agreement, the Note, the Warrant Certificate, the Registration Rights Agreement, the Stockholders Agreement, the Confidentiality Agreement, the Company’s Charter Documents and all other agreements, certificates, documents or instruments now or at any time hereafter delivered in connection with this Agreement, as the foregoing may be renewed, extended, modified, amended or restated from time to time.

“Warrant Certificate” means the warrant certificate to be issued by the Company evidencing Warrants issued pursuant to this Agreement which shall be in the form of Exhibit D attached hereto.

“Warrant Holder” means any Person (i) in whose name any Warrant is registered on the Warrant Register, or (ii) in whose name any Warrant Shares are registered on the books and records of the Company.

“Warrant Register” means a register maintained by the Company setting forth the name and address of each Warrant Holder, the number of Warrants held by such Warrant Holder and the certificate number of each Warrant Certificate held by such Warrant Holder.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” means the warrants to purchase 110,000,000 shares of Common Stock to be issued by the Company to Investor pursuant to this Agreement that shall be represented by and subject to the terms of the Warrant Certificate.

“Wells” has the meaning given such term in Section 7.29(a) hereof.

“Working Interests” means the Company’s or any of its Subsidiaries’ share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to the Company’s or any of its Subsidiaries’ interests in its Oil and Gas Interests or any well thereon, expressed as a percentage or a decimal.

“Written Consent” shall mean the duly executed written consent of the Majority Stockholders pursuant to Section 228 of the Delaware General Corporation Law evidencing the Company Stockholder Approval.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent annual audited, consolidated financial statements of the Company delivered to Investor prior to the date hereof.

Section 1.3 Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

Section 1.4 References to Agreement. Use of the words “herein”, “hereof”, “hereinabove”, and the like are and shall be construed as references to this Agreement. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. References in a Section of this Agreement to any Disclosure Schedule shall refer to (i) that section of the Disclosure Schedule which corresponds to the number of such Section, and (ii) any other section or schedule of the Disclosure Schedules which contains information or disclosures that reasonably relate to the substance of such Section. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Purchase and Sale Subject to the satisfaction of the terms and conditions set forth herein and in reliance upon the representations and warranties of the parties set forth herein and in the other Transaction Documents (a) Investor agrees to purchase from the Company and the Company agrees to issue to Investor, 220,000,000 shares of Common Stock for the purchase price of $275,000,000 (the “Common Stock Shares Purchase Price”), and (b) Investor agrees to purchase from the Company and the Company agrees to issue to Investor the Note and the Warrants for the aggregate purchase price of $275,000,000 (the “Note and Warrant Purchase Price,” and together with the Common Stock Shares Purchase Price collectively referred to as the “Purchase Price”).

Section 2.2 Closing. Closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Thompson & Knight LLP, Houston, Texas, at 10:00 a.m. on the Closing Date, or at such other time, date and place as may be agreed upon in writing by the Company and Investor.

Section 2.3 Delivery. At the Closing, the Company shall deliver to Investor, against payment therefor, a certificate evidencing the Common Stock Shares, the Note and the Warrant Certificate purchased by Investor hereunder, in each case duly issued and in form sufficient to vest title thereto fully in Investor, free and clear of all Liens other than restrictions on the resale or transfer of securities under state and federal securities Laws.

Section 2.4 Payment. At the Closing, Investor shall pay the Purchase Price to the Company by wire transfer of immediately available funds.

ARTICLE III

RESERVATION AND ISSUANCE OF CONVERSION SHARES

Subject to the amendment of the certificate of incorporation of the Company to increase the number of authorized shares of common stock at Closing pursuant to Section 6.1(a)(v), the Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Conversion Shares upon the Noteholder’s exercise of its conversion rights under the Note, the number of shares of Common Stock deliverable upon such conversion rights. The Company covenants that all Conversion Shares issued by it will, upon issuance in accordance with the terms of this Agreement, be fully paid and nonassessable and free from all Taxes with respect to the issuance thereof and free from all Liens other than Liens arising by, through or under the Noteholder to whom such Conversion Shares were issued and other than restrictions on the resale or transfer of securities under state and federal securities Laws.

ARTICLE IV

RESERVATION AND ISSUANCE OF WARRANT SHARES

Subject to the amendment of the certificate of incorporation of the Company to increase the number of authorized shares of common stock at Closing pursuant to Section 6.1(a)(v), the Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrants, the number of shares of Common Stock deliverable upon exercise of all outstanding Warrants. The Company covenants that all Warrant Shares issued by it will, upon issuance in accordance with the terms of this Agreement, be fully paid and nonassessable and free from all Taxes with respect to the issuance thereof and free from all Liens other than Liens arising by, through or under the Warrant Holder to whom such Warrant Shares were issued and other than restrictions on the resale or transfer of securities under state and federal securities Laws.

ARTICLE V

INVESTMENT REPRESENTATIONS; RESTRICTIONS ON TRANSFER OF SECURITIES

Investor represents that it is acquiring the Securities for its own account for investment purposes only and not with a view to the distribution thereof. Investor is an accredited investor as that term is defined in Regulation D promulgated by the Commission under the Securities Act. Investor understands and agrees that the Securities have not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws. Investor acknowledges that it must bear the economic risk of its investment in the Securities for an indefinite period of time (subject, however, to the payment terms of the Note, and the Company’s obligations pursuant to the Registration Rights Agreement) since they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. Absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Securities, Investor will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Securities, except to an Affiliate, absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws. The Company agrees that it will effect the transfer of the Securities on its books and records upon receipt of an opinion of experienced counsel reasonably acceptable to the Company stating that Investor’s proposed sale or transfer of the Securities is exempt from the registration and qualification requirements of the Securities Act and any applicable state securities Laws. It is agreed that a legend setting forth these restrictions will be included on each of the certificates evidencing the Securities.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions Precedent to Investor’s Obligations at Closing. The obligations of Investor to purchase the Securities pursuant to Section 2.1 are subject to the satisfaction of each of the conditions precedent set forth in this Section 6.1 on or before 10:00 a.m. (Houston, Texas time) on the Closing Date. In the event all of the conditions precedent set forth in this Section 6.1 are not satisfied by such time, Investor may, at its option, terminate this Agreement and the other Transaction Documents and all obligations of Investor hereunder and thereunder.

(a) Closing Deliveries. The Company shall have delivered to Investor, in form and substance satisfactory to Investor each of the following:

(i) the Note to be purchased by Investor pursuant to Section 2.1 duly executed and delivered by the Company and payable to Investor;

(ii) certificate(s) issued to Investor evidencing the Common Stock Shares to be purchased by Investor pursuant to Section 2.1;

(iii) Warrant Certificate(s) issued to Investor by the Company evidencing the Warrants to be purchased by Investor pursuant to Section 2.1;

(iv) the Registration Rights Agreement duly executed and delivered by the Company and Investor;

(v) a file-stamped copy of the amended and restated certificate of incorporation of the Company dated as of the Closing Date evidencing the amendments to such certificate as approved by Written Consent, other than the Reverse Split;

(vi) resolutions of the Board of Directors of the Company (the “Board”) appointing Floyd C. Wilson to the Board;

(vii) resignations in form acceptable to Investor of each of the officers and, subsequent to the appointment described at clause (vi) above, each of the directors of the Company (provided, however, that for purposes of any applicable Benefit Plan (A) all such officers tendering their resignation shall be deemed to have resigned for Good Reason (as such term is defined in each such Benefit Plan), with all notices, notice periods and cure periods waived by the Company and the executive, and (B) all such directors who are not officers of the Company shall be deemed to have resigned, in each case immediately following a change of control of the Company);

(viii) evidence reasonably satisfactory to Investor, including copies of duly executed documents, of the termination of all Board observation rights and any other rights granted to third parties relating to participation in Board meetings and activities;

(ix) a favorable opinion of McAfee & Taft A Professional Corporation, counsel to the Company, in form and substance customary for transactions of the type contemplated by this Agreement and reasonably satisfactory to Investor and its counsel;

(x) all resolutions, certificates and documents Investor may reasonably request relating to (A) the organization, existence, good standing and foreign qualification of the Company and any of its Subsidiaries, (B) the corporate authority for the execution, delivery and enforceability of this Agreement and the consummation of the Closing Transactions, (C) the stock ownership of the Company and any of its Subsidiaries, (D) evidence of all resolutions and related documents necessary to increase the Company’s authorized capital to an amount equal to all shares potentially issued pursuant to the Securities, and (E) such other matters relevant to the foregoing as Investor shall reasonably request, all of which shall be in form and substance reasonably satisfactory to Investor and its counsel;

(xi) evidence reasonably satisfactory to Investor that all Closing Transactions have been consummated;

(xii) a consent or similar agreement between the Company and each of SunTrust Bank and Guggenheim Corporate Funding, LLC, if required by the Senior Debt Documents, in form and substance reasonably acceptable to Investor;

(xiii) a certificate from an Authorized Officer of the Company delivered on behalf of the Company certifying that (A) neither a Default nor an Event of Default has occurred, and (B) each and every representation and warranty of the Company in the Transaction Documents is true and correct in all material respects;

(xiv) the Common Stock Shares, the Warrant Shares and the Conversion Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

(xv) the Company shall take such actions and obtain such documentation necessary (including but not limited to an amendment to the Company’s bylaws) to permit the Board to be comprised of up to ten (10) directors; and

(xvi) such other documents, instruments and agreements as Investor shall reasonably request in light of the transactions contemplated hereunder.

The documents, certificates and opinions referred to in this Section 6.1(a) shall be delivered to Investor no later than the Closing Date and shall, except as expressly provided otherwise, be dated the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company in this Agreement (i) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Company Material Adverse Effect shall be true and correct in all material respects (except for the representations and warranties of the Company in Sections 7.1(a), 7.2 (excluding clause (i)(B) relating to Company Material Agreements, which shall be true and correct in all material respects), 7.4 and 7.5, which shall be true and correct in all respects except for any de minimis inaccuracies therein), in each case on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date).

(c) No Company Material Adverse Effect. No event has occurred or condition exists which is a Company Material Adverse Effect.

(d) Payment of Expenses. The Company shall have paid, or will make arrangements to pay at Closing, in full all documented and reasonable out of pocket fees, expenses and disbursements incurred by Investor in connection with its investigation, negotiation, due diligence, authorization, preparation, financing, execution, performance and closing of the transactions contemplated by this Agreement, including, without limitation, all fees and expenses of counsel to Investor, engineering (reserve evaluations) costs, brokerage fees, accounting and land due diligence costs, in connection with the preparation and negotiation of the Transaction Documents and closing of the transactions contemplated hereby (“Investor Expenses”).

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and written evidence in form and substance reasonably satisfactory to Investor shall have been delivered to Investor within 20 Business Days following execution of this Agreement.

Section 6.2 Conditions Precedent to the Company’s Obligations at Closing. The obligations of the Company to sell the Securities pursuant to Section 2.1 are subject to the satisfaction of each of the conditions precedent set forth in this Section 6.2 on or before 10:00 a.m. (Houston, Texas time) on the Closing Date. In the event all of the conditions precedent set forth in this Section 6.2 are not satisfied by such time, the Company may, at its option, terminate this Agreement and the other Transaction Documents and all obligations of the Company hereunder and thereunder.

(a) Closing Deliveries. Investor shall have delivered to the Company, in form and substance satisfactory to the Company each of the following:

(i) the Purchase Price to be paid by Investor pursuant to Section 2.1;

(ii) the Registration Rights Agreement duly executed and delivered by the Company and Investor;

(iii) all resolutions, certificates and documents the Company may request relating to (A) the organization, existence, good standing and foreign qualification of Investor, (B) the limited liability company authority for the execution, delivery and enforceability of this Agreement and the consummation of the Closing Transactions, and (C) such other matters relevant to the foregoing as the Company shall reasonably request, all of which shall be in form and substance reasonably satisfactory to the Company and its counsel;

(iv) evidence reasonably satisfactory to the Company that all Closing Transactions have been consummated at or prior to the Closing;

(v) a certificate from an Authorized Officer of Investor delivered on behalf of Investor certifying that each and every representation and warranty of Investor in the Transaction Documents is true and correct in all material respects;

(vi) a favorable opinion of Thompson & Knight LLP, counsel to Investor, in form and substance reasonably satisfactory to the Company and its counsel;

(vii) such other documents, instruments and agreements as the Company shall reasonably request; and

(viii) a consent or similar agreement between the Company and each of SunTrust Bank and Guggenheim Corporate Funding, LLC, if required by the Senior Debt Documents, in form and substance reasonably acceptable to the Company.

The documents and certificates referred to in this Section 6.2(a) shall be delivered to the Company no later than the Closing Date and shall, except as expressly provided otherwise, be dated the Closing Date.

(b) Representations and Warranties. The representations and warranties of Investor contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on the Closing Date as if they were made on such date.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

In order to induce Investor to purchase the Securities, the Company hereby represents and warrants to Investor that each of the following statements (a) is true and correct on the date hereof, and (b) will be true and correct after giving effect to the Closing Transactions, except to the extent such representations and warranties specifically relate to the date hereof or other specified date.

Section 7.1 Corporate Existence and Power. The Subsidiaries listed in Section 7.1 of the Disclosure Schedule are the Company’s only Subsidiaries. All the outstanding capital stock or other equity interests of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens (other than Permitted Encumbrances). All outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. All membership interests of each limited liability company Subsidiary have been validly issued and are fully paid (to the extent required at such time). No shares of capital stock or other equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights. Each of the Company and its Subsidiaries (a) is a corporation or limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of its organization set forth on Section 7.1 of the Disclosure Schedule, (b) has all requisite corporate or limited liability company power and authority to own, use or lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (c) is duly qualified as a foreign corporation in each of the jurisdictions set forth on Section 7.1 on the Disclosure Schedule which constitute all jurisdictions where a failure to be so qualified could have a Company Material Adverse Effect. The Company has made available to Investor a complete and correct copy of each of the Charter Documents of the Company and each of its Subsidiaries, each as amended to date, and each of such Charter Documents as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in default in any respect in the performance, observation or fulfillment of any provision of its Charter Documents.

Section 7.2 Corporate and Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (other than filings with any applicable securities regulatory authorities to perfect exemptions from the registration or qualification requirements of applicable securities Laws and which will be made immediately following the Closing Date), and, except for matters which have been waived in writing by the appropriate Person and except for the consent to the proposed transactions by the Company’s secured senior lenders under the Senior Debt Documents: (i) do not contravene, or constitute a default under, (A) any provision of applicable Law or of the Charter Documents or of any material judgment, injunction, order or decree, or (B) any Company Material Agreement, binding upon the Company or any of its Subsidiaries or their respective assets; or (ii) except as disclosed in Section 7.2 of the Disclosure Schedule, result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens that may have been created in favor of Investor or that would not and could not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated herein, or that cannot be released or discharged through the payment of an immaterial sum of money.

Section 7.3 Binding Effect. This Agreement constitutes the valid and binding agreement of the Company enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each other Transaction Document when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At Closing, after giving effect to the filing of the amended and restated certificate of incorporation authorized by the Written Consent (other than the Reverse Split), the authorized capital stock of the Company shall consist of 1,010,000,000 shares of Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 78,768,405 shares of Common Stock are issued and outstanding and 4,350,394 shares of Common Stock are held in the Company’s treasury, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no stock options, warrants or other rights to acquire shares of Common Stock were outstanding. Section 7.4 of the Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of the Company and each of the Subsidiaries, which constitutes all of the outstanding shares of capital stock of the Company and each of the Subsidiaries, respectively. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company or any of its Subsidiaries are subject to, nor have been issued in violation of, preemptive or similar rights. Except as set forth above or in Section 7.4 of the Disclosure Schedule, and other than this Agreement, (i) there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound, and there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class, other than the obligation of the Company, upon request of the grantee under any restricted stock award issued under the Company’s 2006 Long-Term Incentive Plan, to “net settle” with shares of Common Stock any income tax withholding applicable to such grantee with respect to shares of restricted stock that vest after the date of this Agreement, including shares that will vest at Closing by reason of a change of control of the Company (the “Net Settlement Obligation”), and (ii) no Person has any right to require the Company or any of its Subsidiaries to register any securities of the Company or any of its Subsidiaries under the Securities Act. Except as set forth on Section 7.4 of the Disclosure Schedule, and except as contemplated by the Stockholders Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of the Company or any of its Subsidiaries.

Section 7.5 Issuance of Securities. The Securities to be issued on the Closing Date, when issued upon payment of the Purchase Price in accordance with Section 2.1, will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of all Liens, including pre-emptive rights, except for restrictions on the resale or transfer of securities under state and federal securities Laws. Upon the effectiveness of an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock on the Closing Date as contemplated by Section 9.11, the Warrant Shares, when issued upon exercise of the Warrants, and the Conversion Shares, when issued upon a conversion of the appropriate principal and unpaid interest on the Note, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, including, without limitation, all preemptive rights, except for restrictions on the resale or transfer of securities under state and federal securities Laws.

Section 7.6 Financial Statements. Each of the Company Financial Statements has been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). Except (a) as set forth on Section 7.6 of the Disclosure Schedule (b) as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2011, the Company has not incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Company Material Adverse Effect. Since September 30, 2011, no event has occurred or condition exists which has had or could be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof, as set forth in Section 7.6 of the Disclosure Schedule or as contemplated by this Agreement, since September 30, 2011 (a) the Company has conducted its business only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would constitute a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or, other than in connection with a Net Settlement Obligation, any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company, (d) there has not been any amendment of any term of any outstanding security of the Company, and (e) there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required because of a concurrent change in GAAP.

Section 7.7 Material Agreements. A listing of every Material Agreement to which the Company or any of its Subsidiaries is a party (other than the Transaction Documents) or by which the Company or any of its Subsidiaries or any of their respective assets are bound (including all amendments and modifications thereto) (the “Company Material Agreements”) is set forth in the Company SEC Documents or Section 7.7 of Disclosure Schedule. The Company has made available to Investor or provided Investor with a true and correct copy of all such Company Material Agreements, including all amendments and modifications thereof. To the Company’s Knowledge, except to the extent a waiver is included with the Senior Debt Documents made available to Investor, as of the date of this Agreement no rights or obligations of any party to any of such Company Material Agreements have been waived, and no party to any of such Material Agreements is in default of its obligations thereunder. Each of such Company Material Agreements is in full force and effect and is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; provided, however, that no party to a Company Material Agreement has asserted any such defense.

Section 7.8 Senior Debt Documents. The Company has provided to or made available to Investor a true and correct copy of all of the Senior Debt Documents including all amendments and modifications thereto. Except to the extent described in Section 7.8 of the Disclosure Schedule, as of the date of this Agreement no rights or obligations of any party to any of such Senior Debt Documents have been waived, and no party to any of such Senior Debt Documents is in default of its obligations thereunder. Each of such Senior Debt Documents is in full force and effect and is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.9 Investments. Except as set forth on Section 7.9 of the Disclosure Schedule and for Investments made in the ordinary course of business which are customary for companies engaged in the business of the exploration, production, development and marketing of Hydrocarbons, neither the Company nor any of its Subsidiaries has any outstanding Investments.

Section 7.10 Outstanding Debt. Section 7.10 of the Disclosure Schedule contains a complete and accurate description of all Debt of the Company and any of its Subsidiaries outstanding on the date hereof. Neither the Company nor any of its Subsidiaries is in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt, except for such defaults as are immaterial in amount and significance.

Section 7.11 Transactions with Affiliates. Section 7.11 of the Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between the Company or any of its Subsidiaries and any Affiliate of the Company in existence on the date hereof, including, without limitation, a complete and accurate description of all Investments of the Company or any of its Subsidiaries in any Affiliate of the Company.

Section 7.12 Employment Matters. Section 7.12 of the Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries. Such schedule also sets forth for the current fiscal year the annual salary (including projected bonuses and other cash compensation) of all such employees. Section 7.12 of the Disclosure Schedule also includes a copy of the Company’s severance policy and a severance package table which lists the maximum amount which may be paid to Company employees. Section 7.12 of the Disclosure Schedule also contains a description of all employment contracts, consulting agreements, management agreements, non-compete and similar agreements to which the Company or any of its Subsidiaries is a party on the date hereof. Except as set forth in Section 7.12 of the Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company, (iii) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any Knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (vii) to the Knowledge of the Company, neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) the Company has received no notice of any employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims, any of which remain outstanding. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

Section 7.13 Litigation. Except as set forth on Section 7.13 of the Disclosure Schedule, there is no action, claim, suit, proceeding or investigation pending against, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, before any court or arbitrator or any Governmental Authority. Neither the Company, any of its Subsidiaries nor any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company nor, to the Knowledge of the Company, is the Company, any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries under investigation by any Governmental Authority. To the Knowledge of the Company (including for this purpose the members of the Audit Committee of the Board of Directors of the Company), there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries. Except as disclosed on Section 7.13 of the Disclosure Schedule, there is no order, judgment or decree of any Governmental Authority enjoining or requiring the Company or its Subsidiaries to take any action of any kind that has or will have any continuing effect on the Company or its Subsidiaries, their respective businesses, assets or properties.

Section 7.14 ERISA. The representations and warranties made by the Company in this Section 7.14 are the only representations and warranties made by the Company in this Agreement with respect to ERISA and the other employee benefits related matters.

(a) There are no Benefit Plans other than those disclosed on Section 7.14 of the Disclosure Schedule. Each Benefit Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA, the IRC and other applicable Law. Except as required by Law, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Benefit Plans. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to, or has any liability with respect to, or has maintained, contributed to, or had any liability within the six (6) years prior to the Closing Date with respect to (i) any “multiemployer plan” as defined in section 3(37) of ERISA, (ii) any “employee benefit plan” as defined in section 3(3) of the ERISA which is subject to Title IV of ERISA, section 302 of ERISA or section 412 or 430 of the IRC, or (iii) maintained by more than one employer within the meaning of section 413 of the IRC.

(b) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding the Benefit Plans with the Secretary of the Treasury or the furnishing of such documents to the participants and beneficiaries of the Benefit Plans, and with respect to each Benefit Plan, all other reports required under ERISA or the IRC to be filed with any Governmental Authority have been duly filed and all such reports are true and correct in all material respects as of the dates given.

(c) Each Benefit Plan that is intended to be “qualified” within the meaning of section 401(a) of the IRC is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including either (A) a favorable determination as to the qualification under the IRC of each such Benefit Plan, as amended, has been obtained or application for a favorable determination will be filed prior to the applicable filing deadlines or (B) reliance upon a favorable prototype opinion letter from the Internal Revenue Service as to its qualification. Each trust created under any such Benefit Plan intended to be qualified within the meaning of section 401(a) of the IRC is exempt from federal income taxation under section 501(a) of the IRC and has been so exempt during the period from creation to date. No Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the IRC.

(d) The Company has no pending or, to the best of the Company’s Knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and the Company has no Knowledge of any threatened litigation or claims against, the assets of any Benefit Plan or its related trust or against any fiduciary of a Benefit Plan with respect to the operation of such Benefit Plan. Neither the Company nor any of its Subsidiaries has received notice of any pending investigations, inquiries or audits with respect to any Benefit Plan by any regulatory agency. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company no other person has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the IRC, in connection with any Benefit Plan. To the Company’s Knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the IRC or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan.

(e) Except as set disclosed in Section 7.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or has established any Benefit Plan which is a welfare benefit plan within the meaning of section 3(1) of ERISA which provides for retiree medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant’s termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant. Each of the Company and any of its Subsidiaries that maintains a Benefit Plan that is a welfare benefit plan within the meaning of section 3(1) of ERISA has complied with any applicable notice and continuation requirements of COBRA and the regulations thereunder. Neither the Company nor any of its Subsidiaries maintains, has established, or has ever participated in, a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.

(f) No individual who has performed services for the Company or a Subsidiary has been improperly included or excluded from participation in any Benefit Plan. The Company has delivered or made available to Investor with respect to each Benefit Plan, to the extent applicable: (i) all documents constituting the Benefit Plan and all amendments thereto; (ii) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Benefit Plan (including all administrative agreements, group insurance contracts and group annuity contracts); (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan description, summary of material modifications and any other material written communication (or a written description of any oral communications) provided to participants and beneficiaries concerning the extent of the benefits provided under a Benefit Plan; (v) the three most recent (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports; and (vi) for the last three years, all correspondence with the IRS, the Department of Labor and any other governmental entity regarding the operation or the administration of any Benefit Plan.

(g) To the Company’s Knowledge, the Company and its Subsidiaries have maintained all data necessary to administer each Benefit Plan, including all data required to be maintained under sections 107 and 209 of ERISA, and such data is true and correct and maintained in usable form. Neither the Company nor any Subsidiary or ERISA Affiliates or organizations to which the Company or an ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(h) Except as disclosed in Section7.12 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or a Subsidiary; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the IRC or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G of the IRC. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or a Subsidiary will receive a gross-up payment from the Company or a Subsidiary with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the IRC, Section 4999 of the IRC or otherwise. All Benefit Plans that are subject to Section 409A of the IRC are in compliance with the requirements of such IRC section and regulations and other guidance thereunder. No Common Stock or other security of the Company or a Subsidiary and no real property is held in trust or otherwise set aside for funding benefit obligations under any Benefit Plan.

Section 7.15 Taxes. The representations and warranties made by the Company in this Section 7.15 are the only representations and warranties made by the Company in this Agreement with respect to Tax matters. Except as otherwise disclosed in Section 7.15 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has filed (or has had filed on their behalf) and will file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of the Company and its Subsidiaries or any other information required to be shown thereon. An extension of time within which to file a Tax Return for the Company or its Subsidiaries that has not been filed has not been requested or granted.

(b) Each of the Company and its Subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit by a Tax Authority is pending or to the Knowledge of the Company, threatened, with respect to any Tax Returns filed by, or Taxes due from, the Company or its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of the Company or its Subsidiaries that if raised with respect to any other period not so audited could reasonably be expected to result in a material proposed deficiency for any period not so audited. No unsatisfied material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries. There are no Liens for Taxes upon the assets of the Company or its Subsidiaries, except Permitted Encumbrances.

(d) Neither the Company nor its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed any power of attorney with respect to Tax matters that will be outstanding as of the Closing Date.

(e) Prior to the date hereof, the Company has disclosed and provided or made available true and complete copies to Investor of all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

(f) No Company employees or other personnel are entitled to receive any additional payment from the Company or any of its Subsidiaries by reason of the excise Tax required by Section 4999(a) of the IRC being imposed on such person by reason of the transactions contemplated by this Agreement.

(g) Except for the group of which the Company is currently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the IRC.

(h) The Company is not a “foreign person” within the meaning of IRC Section 1445.

Section 7.16 Title to Assets. The assets and interests described as part of the Ownership Interests constitute all of the Oil and Gas Interests owned or held by the Company and its Subsidiaries. Each of the Company and its Subsidiaries have Defensible Title to all Oil and Gas Interests of the Company and its Subsidiaries and all of their other assets, subject only to Permitted Encumbrances, except to the extent a failure of Defensible Title to any such Oil and Gas Interest is not reasonably be expected to result in a loss of value to Company or its Subsidiary, nor reasonably expected to result in a cost, liability or obligation of Company or its Subsidiary, nor reasonably expected to involve a cost to cure or remedy the condition that is the basis for the failure of Defensible Title, in excess of $25,000 per individual failure of Defensible Title or $500,000 in the aggregate. Each Oil and Gas Interest included or reflected in the Ownership Interest entitles the Company and its Subsidiaries to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Company and its Subsidiaries is not greater than the undivided interest set forth in (or derived from) the Ownership Interests.

Section 7.17 Licenses, Permits, Etc. Each of the Company and its Subsidiaries possess all franchises, certificates, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities material to the conduct of their respective businesses as now being conducted and as proposed to be conducted.

Section 7.18 Proprietary Rights. Each of the Company and its Subsidiaries has ownership of, valid licenses to use, or otherwise has the right to use all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (collectively, the “Intellectual Property”) used in their respective businesses. To the Company’s Knowledge, the operation of the businesses of the Company and its Subsidiaries does not infringe any Intellectual Property of others and, neither the Company nor any of its Subsidiaries has received any notice from any third party of any such alleged infringement by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has taken reasonable steps to establish and preserve its respective ownership of Intellectual Property. The Company is not aware of any infringement by others of its or any of its Subsidiaries’ Intellectual Property.

Section 7.19 Compliance with Law. Except as disclosed in Section 7.19 of the Disclosure Schedule, the business and operations of the Company and each of its Subsidiaries have been and are being conducted, and the assets of the Company and its Subsidiaries are and have been owned and operated, in material compliance with all applicable Laws that are material to the conduct of the Company’s business.

Section 7.20 Environmental Matters. The representations and warranties made by the Company in this Section 7.20 are the only representations and warranties made by the Company in this Agreement with respect to environmental matters and compliance with Environmental Law.

(a) Except as set forth on Section 7.20 of the Disclosure Schedule, (i) the reserves reflected in the Company’s Financial Statements relating to environmental matters were adequate under GAAP as of the date of such financial statements, and neither the Company nor any of its Subsidiaries has incurred any material liability in respect of any environmental matter since that date, and (ii) the Company SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the Commission applicable thereto.

(b) Except as set forth in Section 7.20 of the Disclosure Schedule:

(i) Each of the Company and its Subsidiaries has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws.

(ii) Neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority that any of the operations or assets (including its Oil and Gas Interests) of the Company or any of its Subsidiaries is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of, any Hazardous Substance (e.g., a Hazardous Discharge) or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance.

(iii) None of the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any other Person has filed any notice under any federal, state or local Law indicating that (A) the Company or any of its Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Substance (e.g., a Hazardous Discharge), or (B) any Hazardous Substance is improperly stored or disposed of upon any property of the Company or any of its Subsidiaries.

(iv) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Hazardous Substance contingent liability in connection with (A) release into the environment at or on the property now or previously owned, leased or operated by the Company or any of its Subsidiaries, or (B) the storage or disposal of any Hazardous Substance.

(v) Neither the Company nor any of its Subsidiaries has received any claim, complaint (including an Environmental Complaint), notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Laws or regarding potential liability under any Environmental Laws relating to (i) operations or conditions of any facilities or property owned, leased or operated by the Company or any of its Subsidiaries, or (ii) any Oil and Gas Interests, as applicable.

(vi) There are no sites, locations or operations at which the Company or any of its Subsidiaries are currently undertaking, or have completed within the past 12 months, any material remedial or response action relating to any disposal or release of Hazardous Substances, as required by Environmental Laws.

(vii) To the Knowledge of the Company, there are no physical or environmental conditions existing on any property owned or leased by the Company or any of its Subsidiaries resulting from the Company’s or any of its Subsidiaries operations or activities, past or present, at any location, that would give rise to any material on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

(viii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with all Environmental Laws.

(ix) There are no pending, or to the Knowledge of the Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of the Company or its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law.

(x) Neither the Company nor any of its Subsidiaries has received any written or oral requests for information regarding any of its hydraulic fracturing operations or hydraulic fracturing fluids from any Governmental Authority or any other Person.

(xi) Neither the Company nor any of its Subsidiaries has received any oral or written notice or claim from any Governmental Authority or any other Person alleging that the Company’s hydraulic fracturing operations or hydraulic fracturing fluids or other operations have adversely impacted soil, groundwater, surface water or a drinking water source or any other natural resource, water wells, or a wastewater treatment facility.

(xii) The Company is in possession of and is in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of the Company and its Subsidiaries; there are no pending or, to the Knowledge of the Company, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and the Company does not have Knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(xiii) Without in any way limiting the generality of the foregoing, to the Company’s Knowledge (A), all offsite locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by Law and (B) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with Environmental Laws.

Section 7.21 Fiscal Year. The Company’s fiscal year is from January 1 to December 31.

Section 7.22 No Default. Neither a Default nor an Event of Default has occurred.

Section 7.23 Insurance. Section 7.23 of the Disclosure Schedule lists each insurance policy (including the amounts of the policy, the policy number, the term and the insured) relating to the Company and/or its Subsidiaries currently in effect. The Company has made available to Investor a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of the Company or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Section 7.23 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

Section 7.24 Government Regulation. Neither the Company nor any of its Subsidiaries is currently, nor has within the past five (5) years been, subject to regulation under the Public Utility Holding Company Act of 1935, the Interstate Commerce Act (as either of the preceding acts have been amended), or any other Law which regulates the incurring by the Company or any of its Subsidiaries of Debt (other than federal and state securities Laws), including, but not limited to, Laws relating to common contract carriers of the sale of electricity, gas, steam, water or other public utility services, including, further, without limitation, Company and each Subsidiary (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended; (b) has not operated, or provided services, using any of its assets in a manner that subjects it, any Third Party operator of its assets or any future owner of the assets or the Company or any Subsidiary to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission, either (i) as a natural gas company under the Natural Gas Act of 1938, as amended (other than pursuant to a certificate of limited jurisdiction as described in (g) below), (ii) as a common carrier pipeline under the Interstate Commerce Act, or (iii) as an intrastate pipeline under the Natural Gas Policy Act of 1978; (c) is not an intrastate pipeline regulated by the Federal Energy Regulatory Commission under Section 311 of the Natural Gas Policy Act of 1978; (d) is not a public utility subject to the regulatory jurisdiction of any state public utility commission; (e) is not an intrastate pipeline subject to the regulatory jurisdiction of any state public utility commission; (f) is not a gathering company subject to the regulatory jurisdiction of any state public utility commission; and (g) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions.

Section 7.25 Securities Laws. Assuming Investor’s representations contained in this Agreement are true and correct, the offer, issuance and sale of the Securities (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities Laws.

Section 7.26 Brokers and Finders. Section 7.26 of the Disclosure Schedule sets forth all arrangements (including amounts payable by the Company or any of its Subsidiaries in connection therewith) pursuant to which any Person has, or as a result of the Closing Transactions will have, any right or valid claim against the Company or any of its Subsidiaries for any commission, fee or other compensation as an investment banker, finder or broker, or in any similar capacity. No Person engaged by the Company has or will have any right or valid claim against Investor for any such commission, fee or other compensation. The Company will indemnify and hold Investor harmless against any direct liability or expense arising out of, or in connection with, any such right or claim (including, without limitation, claims arising out of the matters disclosed on Section 7.26 of the Disclosure Schedule).

Section 7.27 Company SEC Documents; Commission Inquiries. Except as set forth in Section 7.27 of the Disclosure Schedule, the Company has filed with the Commission each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the Commission since May 8, 2006, under the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”). As of the respective dates the Company SEC Documents were filed or, if any Company SEC Documents were amended, as of the date such amendment was filed, each Company SEC Document, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no event since the date of the last Company SEC Document has occurred that would require the Company to file a Current Report on Form 8-K other than the execution of this Agreement. There are no Commission inquiries, whether informal or formal, pending, or to the Knowledge of the Company threatened, regarding the Company.

Section 7.28 Information Supplied.

(a) In the case of the Company, the Information Statement and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) will not, on the date the Information Statement or any amendment or supplement thereto is first mailed to the holders of Common

Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) In the case of the Company, none of the information supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement or any amendment or supplement thereto will, on the date the Information Statement or any amendment or supplement thereto is first mailed to the holders of Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Notwithstanding the foregoing provisions of this Section 7.28, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of Investor specifically for inclusion or incorporation by reference therein.

Section 7.29 Oil and Gas Operations. Except as set forth on Section 7.29 of the Disclosure Schedule:

(a) All wells included in the Oil and Gas Interests of the Company or any of its Subsidiaries (the “Wells”) have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Laws. The Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement, and by Law; and all drilling and completion of the Wells and all development and operations have been conducted in material compliance with all applicable Laws. No Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any court or governmental body or agency.

(b) There are no Wells that:

(i) the Company or its Subsidiaries is obligated by Law or contract to plug and abandon at this time for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Financial Statements in accordance with GAAP;

(ii) the Company or its Subsidiaries will be obligated by Law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Financial Statements in accordance with GAAP;

(iii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease and for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Financial Statements in accordance with GAAP; or

(iv) to the Knowledge of the Company, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Interests.

(c) With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Oil and Gas Interests: (i) each of the Company and its Subsidiaries has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by Law) such leases or other documents and are fully qualified to own and hold all such leases or other interests; (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, (iii) upon the establishment and maintenance of production in commercial quantities, the leases and other interests are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years, and (iv) all royalties payable pursuant to such documents have been properly paid.

(d) Proceeds from the sale of Hydrocarbons produced from the Company’s and any of its Subsidiaries’ Oil and Gas Interests are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason, except for routine suspense on new wells not exceeding $50,000, in the aggregate.

(e) Neither the Company nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, a production payment or any other arrangement to deliver Hydrocarbons produced from the Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor.

(f) There are no material imbalances of production from the Oil and Gas Interests of the Company or any of its Subsidiaries whether required to be disclosed pursuant to GAAP or otherwise.

Section 7.30 Financial and Commodity Hedging. Section 7.30 of the Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of the Company and each of its Subsidiaries (including but not limited to fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on said Schedule. From the date of this Agreement to the date of Closing, the Company and each of its Subsidiaries will not, without the Investor’s prior written consent, enter into any new hedging positions except as required to maintain compliance with the Revolving Credit Agreement as referenced in Section 7.30 of the Disclosure Schedule.

Section 7.31 Books and Records. All books, records and files of the Company and each of its Subsidiaries (including those pertaining to the Company’s or its Subsidiaries’ Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly reflect the ownership, use, enjoyment and operation by the Company and its Subsidiaries of their respective assets.

Section 7.32 Reserve Report. To the Knowledge of the Company, the estimate of proved reserves of oil and natural gas prepared by Forrest A. Garb & Associates, Inc. (the “Reserve Engineer”) as of January 1, 2011 (the “Reserve Report”) was prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. The engineering information and production data used in the preparation of the Reserve Report, which information and data have been made available to Investor, are the information and data which are used by the Company in good faith in the ordinary course of business. The factual information underlying the estimates of the reserves of the Company and its Subsidiaries, which was supplied by the Company to the Reserve Engineer for the purpose of preparing the Reserve Report, including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts and under hedging arrangements, severance and other production taxes, costs of operations and development, and working interest and net revenue information relating to the Company’s and its Subsidiaries’ ownership interests in properties, was true and correct in all material respects on the date of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Reserve Engineer were prepared in good faith and with a reasonable basis; the information provided to the Reserve Engineer for purposes of preparing the Reserve Report was prepared in accordance with customary industry practices; the Company does not have, as of the date hereof, and, as of the Closing Date, will not have Knowledge of any facts or circumstances that would (or could reasonably be expected to) result in a material adverse change in the proved reserves in the aggregate as described in the Reserve Report. Section 7.32 of the Disclosure Schedule sets forth a list of the Oil and Gas Interests that were included in the Reserve Report that have been disposed of prior to the date hereof. Company has no other Knowledge, reason or basis to believe that the estimate of reserves set forth in the Reserve Report are not a fair and reasonable estimate, prepared in accordance with prudent industry standards.

Section 7.33 Nature of Company Assets. The assets of the Company and its Subsidiaries consist solely of (i) reserves of oil and gas, rights to reserves of oil and gas and associated exploration and production assets with a fair market value not exceeding $500 million and (ii) other assets, excluding cash, with a fair market value not exceeding $50 million. For purposes of this Section 7.33, the term “associated exploration and production assets” shall have the meaning set forth in Section 802.3 of the Rules promulgated pursuant to HSR Act.

Section 7.34 Capital Projects. All capital projects of Company or any Subsidiary related to their assets that are in progress as of the date of this Agreement and are estimated to result in an expenditure by the Company of more than $50,000 for any single project are described on Section 7.34 of the Disclosure Schedule (the “Capital Projects”). As of the date of this Agreement, all other outstanding authorities for expenditures or other current commitments relating to such assets (“AFEs”), that in each case will be binding upon Company, any Subsidiary or their assets, are also set forth in Section 7.34 of the Disclosure Schedule, other than any AFEs outstanding as of the date hereof that do not exceed $50,000 for any single project. Notwithstanding anything to the contrary herein, the amounts shown on Section 7.34 of the Disclosure Schedule with respect to such Capital Projects and AFEs are Company’s best estimates based upon currently available information.

Section 7.35 Lease Status/Rentals/Royalties. All rentals, bonuses, royalties and operating expenses payable with respect to the Oil and Gas Interests of Company or any Subsidiary have been duly and properly paid by Company or Subsidiary, in accordance with the applicable contracts, the oil and gas leases, deeds, and applicable Law, except where unpaid royalties and other payments for or measured by production have been properly accrued and reflected as a liability in the most recent Financial Statements in accordance with GAAP. There are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Oil and Gas Interests of Company or any Subsidiary, other than routine inquiries received in the ordinary course of business which have not resulted (and are not reasonably and in good faith expected to result in) any material claims, threat of claims, or other demands. The Company has not received a written notice of default with respect to the payment or calculation of any rentals, bonuses or royalties or other payments attributable to the Oil and Gas Interests of Company or any Subsidiary.

Section 7.36 Preferential Rights. Section 7.36 of the Disclosure Schedule sets forth all preferential rights to purchase that are applicable to the transactions contemplated hereby.

Section 7.37 No Pipeline Imbalances. As of the date of this Agreement, there are no Hydrocarbon pipeline imbalances attributable to the assets of Company or any Subsidiary in excess of $50,000.

Section 7.38 Suspense Amounts. Section 7.38 of the Disclosure Schedule sets forth all amounts held in suspense by Company or any Subsidiary relative to their assets.

Section 7.39 Reversionary Interests. Except as set out in Section 1.1A of the Disclosure Schedule, the Oil and Gas Interests of Company and any Subsidiary are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce any of the Company’s or Subsidiaries’ respective Net Revenue Interests in the Oil and Gas Interests to less than the Net Revenue Interests set forth in Section 1.1A of the Disclosure Schedule.

Section 7.40 Gathering System; Gas Plant. All gathering systems and natural gas processing plants to the Company’s and its Subsidiaries’ operations are either owned by the Company or subject to agreements with third parties that are sufficient to receive all current production attributable to the Ownership Interests and have not, within the past two (2) years, resulted (and are not reasonably expected to result in) in any material curtailment or interruption of oil, natural gas or natural gas liquids transportation, processing or marketing (excluding downtime for normal repairs and maintenance). The Company and its Subsidiaries have all necessary easements, rights of way, and other permits and licenses for the operation of the gathering systems and natural gas processing plants owned by the Company, and all such systems and plants are currently in good physical and operating condition, ordinary wear and tear excepted, and operating within their respective capacities. The Company and its Subsidiaries are not obligated (nor do they reasonably foresee circumstances or conditions within the next six (6) months that could obligate them) to make any material capital expenditures relative to the gathering systems or plants in excess of $100,000.

Section 7.41 Pipelines. All pipelines (including gathering lines) constituting part of the Oil and Gas Interests of Company or any Subsidiary are operated in material compliance with all applicable Laws and applicable contracts and agreements.

Section 7.42 Sarbanes Oxley Compliance. Except as set forth on Section 7.42 of the Disclosure Schedule, the Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), and the rules and regulations promulgated by the Commission thereunder, that are effective and intends to comply with other applicable provisions of the Sarbanes Oxley Act, and the rules and regulations promulgated by the Commission thereunder, upon the effectiveness of such provisions and has no reason to believe that it will not be so compliant upon such effectiveness.

Section 7.43 Nasdaq Marketplace Rules Compliance. The Company is in material compliance with all applicable provisions of the Nasdaq Marketplace Rules.

Section 7.44 Dissenters’ Rights. The Company’s Board of Directors has not and will not prior to the closing adopt any resolution providing dissenters’ rights pursuant to the Delaware General Corporation Law to the holders of the Company’s Common Stock regarding this Agreement or the transactions contemplated by this Agreement.

Section 7.45 Opinion of Financial Advisors. The Company has received the opinion of Jefferies & Company, Inc. (“Jefferies”), dated as of December 19, 2011, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Company, and a signed copy of such opinion has been delivered to Investor and such opinion has not been subsequently withdrawn or amended.

Section 7.46 Takeover Laws. The Board of Directors of the Company has approved the execution of this Agreement and the Stockholder Agreement and, consequently, neither the execution of either such agreement or the transactions contemplated by this Agreement will result in the Investor becoming an Interested Stockholder subject to the restrictions contained in Section 203 of the Delaware General Corporation Law. This Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement are exempt from or are not subject to any other state takeover Law or similar Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of the Company’s Common Stock.

Section 7.47 Full Disclosure. No information contained in this Agreement, the Disclosure Schedules or any other Transaction Document, and no written information hereafter furnished by or on behalf of the Company or its Subsidiaries to Investor for purposes of this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby will contain, to the Knowledge of the Company, any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in the circumstances in which they are made, not misleading.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF INVESTOR

In order to induce the Company to issue the Securities to Investor hereunder, Investor hereby represents and warrants to the Company as follows:

Section 8.1 Limited Liability Company Existence and Power. Investor (a) is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware, (b) has all limited liability company power and authority necessary to carry on its business as now conducted, and (c) is duly qualified as a foreign limited liability company in Texas.

Section 8.2 Limited Liability Company and Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by Investor are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any Governmental Authority (other than filings with any applicable securities regulatory authorities to perfect exemptions from the registration or qualification requirements of applicable securities Laws), and, except for matters which have been waived in writing by the appropriate Person, do not contravene, or constitute a default under, any provision of applicable Law or of the Charter Documents or of any material judgment, injunction, order, decree or material agreement binding upon Investor or its assets, or result in the creation or imposition of any Lien on any asset of Investor.

Section 8.3 Binding Effect. This Agreement constitutes the valid and binding agreement of Investor enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each other Transaction Document when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of Investor, in each case enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 8.4 Brokers and Finders. Except as disclosed in Section 8.4 of the Investor Disclosure Schedule, no Person engaged by Investor has or will have any right or valid claim against the Company for any commission, fee or other compensation. Investor will indemnify and hold the Company harmless against any liability or expense arising out of, or in connection with, any such right or claim asserted by an Person.

Section 8.5 Legal Proceedings. Neither Investor nor any officer, director, employee or Affiliate of Investor has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with any business, assets or properties or serving in any capacity with a public company, nor, to the Knowledge of Investor, is Investor or any officer, director, employee or Affiliate of Investor under investigation by any Governmental Authority.

Section 8.6 Financing. Investor has obtained firm commitments for all financing that it will require in order to consummate the purchase of the Securities and the other transactions contemplated hereby and by the other Transaction Documents and has furnished to the Company a letter evidencing such commitments. Investor is in full compliance with such commitments at the date of this Agreement and will be in full compliance with such commitments at the time of Closing. There are, and there will be, no restrictions, covenants or other impediments to the purchase or ownership of the Securities, the control, operations, business, management or governance of the Company or the implementation of its business plans to which it is or will be subject under the terms of any such commitments or documentation or agreements entered into or to be entered into in connection with such financing.

Section 8.7 Commitments.

(a) Except as disclosed in Section 8.7 of the Investor Disclosure Schedule, to Investor’s Knowledge, neither Investor nor any officer, director, employee or Affiliate of Investor is a party to or otherwise subject to or bound by any contract, agreement, commitment, restriction, covenant or other impediment which will have, or which could reasonably be expected to have, either directly or indirectly, a material adverse impact or effect on the business, operations, assets, or results of operations of the Company following the Closing.

(b) The properties associated with the material Oil and Gas Interests owned or held by the Company and its Subsidiaries as of the date hereof, described as (i) the Electra/Burkburnett fields, located in Wichita and Wilbarger Counties, Texas, (ii) the South Texas properties, located in Starr and Wharton Counties, Texas, (iii) the Fitts and Allen Fields, located in Coal, Hughes, Pontotoc and Seminole Counties, Oklahoma, and (iv) the Osage Concession, are not located within the Restricted Area, as such term is defined in that certain Executive Retention Agreement dated as of July 14, 2011 by and between Floyd C. Wilson and Petrohawk Energy Corporation (“Petrohawk”), as amended.

(c) The principal properties owned by Petrohawk as of the date of termination of Floyd C. Wilson’s employment with Petrohawk are described in Section 8.7 of the Investor Disclosure Schedule.

Section 8.8 Full Disclosure. No information contained in this Agreement or any other Transaction Document, and no written information hereafter furnished by or on behalf of Investor to the Company for purposes of this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby contains, or at the time of Closing, will contain, to the Knowledge of Investor, any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in the circumstances in which they are made, not misleading.

ARTICLE IX

COVENANTS

Section 9.1 Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, at all times prior to Closing maintain or cause to be maintained the amounts and types of insurance which are in effect at the date of this Agreement.

Section 9.2 Payment of Taxes and Claims. At all times prior to Closing, the Company will, and will cause each of its Subsidiaries to, pay when due (a) all Taxes imposed upon it or its respective assets and, with respect to its respective franchises, business, income or profits, will pay such Taxes before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable; provided, however, no payment of Taxes or claims shall be required if the amount, applicability or validity thereof is being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices.

Section 9.3 Compliance with Laws and Documents. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with the provisions of (a) all Laws, (b) its Charter Documents, and (c) every Company Material Agreement to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ properties are bound.

Section 9.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated by this Agreement, or any other agreement contemplated hereby, each of the Company and Investor shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) Each of the Company, it Subsidiaries and the Investor shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall survive any termination of this Agreement.

(d) On or before the earlier of (x) January 31, 2012 or (y) two Business Days immediately preceding the Closing Date, the Company shall supplement the well lists set forth on Section 1.1A of the Disclosure Schedule, to the extent reasonably practicable, to include as additions to such schedule (i) the status of any well for which status is not already identified thereon as of the date hereof and (ii) the API well numbers for those wells listed for which no such number is disclosed.

Section 9.5 Operation of Properties and Equipment. The Company will, and will cause each of its Subsidiaries to, at all times prior to Closing, use commercially reasonable best efforts to maintain, preserve and keep all operating equipment used in the operation of their respective businesses in good working order and condition in a manner and to the extent consistent with its past practice, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such equipment shall at all times be preserved and maintained in a manner and to the extent consistent with its past practice; provided, that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Company shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the Company’s and each of its Subsidiaries’ businesses.

Section 9.6 Additional Documents. At or prior to Closing, the Company will, and will cause each of its Subsidiaries to, cure promptly any defects in the creation and issuance of the Securities, and the execution and delivery of this Agreement and the other Transaction Documents, and, at the Company’s sole expense, promptly and duly execute and deliver, and cause each of its Subsidiaries to promptly execute and deliver, to the holders of the Securities, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Company and each of its Subsidiaries in this Agreement and the other Transaction Documents, all as may be reasonably necessary or appropriate in connection therewith.

Section 9.7 Maintenance of Books and Records. At all times prior to Closing, the Company will, and will cause each of its Subsidiaries to, in a manner and to the extent consistent with past practice, maintain proper books of record and account in which true and correct entries in conformity with GAAP shall be made on a timely basis of all dealings and transactions in relation to the Company’s and any of its Subsidiaries’ businesses and activities.

Section 9.8 Environmental Matters. At all times prior to Closing:

(a) The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Law applicable to their respective properties and operations, including, without limitation, all Hazardous Substances transportation, storage, disposal, remediation and similar requirements of applicable Environmental Law.

(b) Notwithstanding any other provision contained within this Agreement or the other Transaction Documents, the Company shall immediately orally notify Investor of any Hazardous

Discharge or the receipt of any Environmental Complaint relating to any property or assets owned by the Company or any of its Subsidiaries or affecting any properties or assets owned or leased by other Persons and shall furnish Investor with written notice of such Hazardous Discharge or Environmental Complaint within five (5) days of the oral notification.

Section 9.9 Access to Information. At all times prior to Closing, the Company will (and will cause any of its Subsidiaries to) afford Investor and its representatives (including without limitation directors, officers and employees of Investor and its Affiliates, and counsel, accountants and other professionals retained by Investor) such access, during normal business hours throughout the period prior to the Closing Date, to the Company’s books, records (including without limitation Tax returns and non-restricted work papers of the Company’s independent auditors, but excluding any internal documents or communications relating specifically to the negotiation or consummation of the transaction contemplated by this Agreement or protected by the attorney-client privilege), properties, personnel and to such other information as Investor may reasonably request and will permit Investor to make such inspections as Investor may reasonably request and will cause the officers of the Company and those of any of its Subsidiaries to furnish Investor with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Investor may from time to time reasonably request, provided, however, that no investigation pursuant to this section will affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement.

Section 9.10 Conduct of the Business of the Company Pending Closing. Except as contemplated by this Agreement or to the extent that Investor shall otherwise specifically consent in writing, during the period from the date of this Agreement to the Closing, the Company will conduct its operations only in, and the Company will not take any action except, in the ordinary course of business consistent with past practice and the Company will use all reasonable efforts to preserve intact its and all of its Subsidiaries’ business organizations, assets, prospects and advantageous business relationships, to keep available the services of its officers and key employees and to maintain satisfactory relationships with its licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement, the Company will not, without the prior written consent of Investor:

(a) amend or propose to change its or any of its Subsidiaries’ Charter Documents;

(b) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities, other than in connection with a Net Settlement Obligation;

(c) except as permitted by this Agreement or pursuant to the exercise of currently outstanding options, warrants, conversion and other rights, authorize for issuance, issue, sell or deliver or agree or commit to issue, sell, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock, or enter into any amendment of any term of any outstanding security of the

Company or any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and Debt pursuant to existing Senior Debt Documents, fail to make any required contribution to any Benefit Plans, increase compensation or grant bonuses or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(d) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

(e) enter into, adopt, or amend any employment or Benefit Plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers, directors or any general increase in the compensation payable or to become payable to its employees;

(f) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of properties or assets of any Person;

(g) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Company Financial Statements or subsequently incurred in the ordinary course of business, or required by Company Material Agreements or otherwise disclosed pursuant to this Agreement;

(h) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business;

(i) waive, release, grant or transfer any material rights or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

(j) except as set forth in Section 9.10(j) of the Disclosure Schedule, sell, lease, license or otherwise surrender, relinquish or dispose of in any single transaction or in any series of related transactions any assets or properties with a fair market value exceeding $100,000 for any single transaction and $1,000,000 for all such transactions (other than sales of Hydrocarbons in the ordinary course of business);

(k) settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(l) change any method of accounting or accounting practice by the Company except for any such change required by GAAP;

(m) take any action that would give rise to a claim under the WARN Act or any similar state Law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(n) except as set forth in Section 9.10(n) of the Disclosure Schedule, become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that is estimated to result in an expenditure by the Company in excess of $500,000 individually or $2,500,000 in the aggregate unless the operation is a currently existing obligation of the Company or necessary to extend, preserve or maintain an Oil and Gas Interest;

(o) fail to meet its royalty payment obligations in connection with its oil and gas leases;

(p) (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, except as required to maintain compliance with the Revolving Credit Agreement, or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(q) (i) adopt, amend (other than amendments that reduce the amounts payable by the Company, or amendments required by Law to preserve the qualified status of a Benefit Plan or otherwise comply with ERISA, the IRC or other applicable Law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of the Company that might require that payments be made upon consummation of the transactions contemplated by this Agreement) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Benefit Plan or trust created thereunder) in connection with which the Company could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the IRC, (iii) terminate any Benefit Plan in a manner, or take any other action with respect to any Benefit Plan, that could result in the liability of the Company to any Person, (iv) take any action that could adversely affect the qualification of any Benefit Plan or its compliance with the applicable requirements of the IRC or ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Benefit Plan, any agreement relating thereto or applicable Law, the Company is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Benefit Plan;

(r) (i) approve the grant of stock options or restricted stock for any employees of the Company or any of its Subsidiaries or (ii) terminate any Company or Subsidiary employee entitled to any severance payment upon such termination, except in the ordinary course of business consistent with past practices;

(s) organize or acquire any Person that could become a Subsidiary;

(t) enter into any commitment or agreement to license or purchase seismic data, other than pursuant to agreements or commitments existing on the date hereof;

(u) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would at any time make any representation or warranty in Article VII untrue or incorrect.

(v) agree or commit to do any of the foregoing.

Section 9.11 Written Consent; Information Statement.

(a) Promptly following the execution and delivery of this Agreement, the Company shall, in accordance with applicable Law and the Company’s Charter Documents, furnish to the Majority Stockholders a form of irrevocable Written Consent in form and substance reasonably satisfactory to Investor evidencing Company Stockholder Approval and shall recommend (subject to the provisions of Section 9.13(b) that the Majority Stockholders sign and approve the Written Consent as furnished, subject only to ensuring that all shares of Common Stock owned by each Majority Stockholder are owned of record by such Majority Stockholder on the record date for the Written Consent, to be established by the Board, which record date shall be not more than 20 Business Days following the date of this Agreement. The Company shall comply with the DGCL, the Company’s Charter Documents and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Written Consent, including (i) delivering the Information Statement (as defined below) to the Company’s stockholders as required pursuant to the Exchange Act, and (ii) as promptly as reasonably practicable after the execution and delivery of the Written Consent, and in accordance with Section 228 of the DGCL, giving written notice of the taking of the actions described in the Written Consent to all other holders of Common Stock.

(b) As promptly as reasonably practicable, but in any event within ten (10) Business Days following the date hereof, the Company shall prepare and file with the Commission an information statement containing the information specified in Schedule 14C under the Exchange Act with respect to the Written Consent and the transactions approved thereby (such information statement in its definitive form, the “Information Statement”). The Information Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall provide Investor with a reasonable opportunity to review and comment on the Information Statement and any communications prior to filing such with the Commission and will promptly provide Investor with a copy of such filing and communications made with the Commission. The Company shall use its reasonable best efforts to have the preliminary Information Statement cleared by the Commission as promptly as practicable after such filing.

(c) The Company shall, as promptly as practicable after receipt thereof, provide the Investor copies of any written comments, and advise the Investor of any oral comments, with respect to the Information Statement received from the Commission, and advise the Investor of any request by the Commission for amendment of the Information Statement. The Company shall provide Investor with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement and any communications prior to filing such with the Commission and will promptly provide Investor with a copy of all such filings and communications made with the Commission.

(d) If at any time prior to the Closing, any event or change occurs, or information is discovered, with respect to the Company, or any of its Affiliates, the Majority Stockholders, officers or directors, which should, in the Company’s reasonable discretion upon advice of counsel, be set forth in an amendment of, or supplement to, the Information Statement in order to ensure such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall file as promptly as practicable with the Commission an amendment of, or supplement to, the Information Statement and, to the extent required by Law, disseminate the information contained in such amendment or supplement to the holders of Common Stock. If at any time prior to the Closing, any event or change occurs, or information is discovered, with respect to the Investor, or any of its Affiliates, members, officers or directors which, if not described or included in the Information Statement, should be described or included in the Information Statement in order to ensure such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Investor shall promptly so notify the Company and provide full particulars with respect to such information. In the event the Company, upon the advice of counsel, determines that such information should be included in the Information Statement, the Company shall file as promptly as practicable with the Commission an amendment of, or supplement to, the Information Statement and, to the extent required by Law, disseminate the information contained in such amendment or supplement to the holders of Common Stock.

(e) The Company shall use its reasonable efforts to have the Information Statement cleared by the Commission as promptly as practicable after the filing thereof, and the Company will cause the Information Statement to be mailed to the holders of Common Stock as promptly as practicable, but in any event within five (5) Business Days, after the date it is cleared by the Commission and the record date for the Written Consent has occurred.

Section 9.12 Continuation of Indemnification.

(a) From and after the Closing for a period of at least five (5) years (the “DO Indemnification Period”), the Company will, and Investor will use all reasonable efforts to cause the Company to, continue to indemnify, defend and hold harmless the officers, directors and employees of the Company and any of its Subsidiaries who were such at any time prior to the Closing (the “Indemnified Parties”) from and against all losses, expenses, claims, damages or liabilities to which they may be subject due to their positions as such officers, directors or employees or which arise out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable Law and the Company’s Charter Documents. If an Indemnified Party makes or asserts a claim hereunder, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the Company’s Charter Documents shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party. If any claim or claims are brought against any Indemnified Party such Indemnified Party may select counsel for the defense of such claims, which counsel shall be reasonably acceptable to the Company. All rights to indemnification existing in favor of the directors, officers or employees of Company and any of its Subsidiaries as provided in Company’s Charter Documents, as in effect as of the date of this Agreement, with respect to matters occurring through the Closing, will survive the Closing and will continue in full force and effect thereafter.

(b) After the Closing, the Company will, and Investor will use all reasonable efforts to cause the Company to, maintain in effect for the said DO Indemnification Period the current policies of directors’ and officers’ liability insurance maintained by Company; provided, however, that the Company may substitute therefor policies of at least the same coverage (with carriers comparable to Company’s existing carriers) containing terms and conditions which are no less beneficial to the Indemnified Parties, such substitute policies to be approved in advance by the chief executive officer of the Company serving at the date of this Agreement or his designee, such approval to not be unreasonable withheld.

(c) Investor covenants with the Company during the DO Indemnification Period, Investor will not vote its shares of Common Stock in favor of a transaction which would result in the Company assigning or transferring all or substantially all its assets, other than in the ordinary course of business, unless the acquiring party assumes the indemnity obligations hereunder related to the employees, officers and directors of the Company and, in connection with any such transaction, the Investor causes the Company to prepay the premium on the then current policies of directors’ and officers’ liability insurance maintained by Company for the benefit of former officers and directors of the Company for a term ending not prior to the expiration of the day that is five years from and after the Closing.

(d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced by a third party, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

Section 9.13 Acquisition Proposals.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective members, officers, employees and directors, and use reasonable best efforts to cause its stockholders (including without limitation the Majority Stockholders), representatives and agents (collectively, the “Restricted Parties”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than the parties to this Agreement and their Affiliates, representatives and advisors) that may be ongoing with respect to, or that would be reasonably expected by the parties to lead to, a Company Acquisition Proposal. The Company shall not and shall cause its Subsidiaries and its and their respective members, officers, employees and directors, and shall use reasonable best efforts to cause its stockholders (including without limitation the Majority Stockholders), representatives and agents not to, directly or indirectly, (x) take any action to enter into any agreement with respect to any Company Acquisition Proposal, or (y) solicit, negotiate, furnish information to, accept, encourage, consider, participate in negotiations or discussions relating to, or otherwise pursue, any Company Acquisition Proposal, other than the transactions contemplated by this Agreement; provided, however, that at any time prior to the date that is 20 Business Days after the date of this Agreement, in response to a bona fide written unsolicited Company Acquisition Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal, and which Company Acquisition Proposal was not, directly or indirectly, the result of a breach by any Restricted Party of this Section 9.13(a), the Company may, subject to compliance with Section 9.13(b) and Section 9.13(c), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (provided that all such information has previously been delivered or made available to Investor or is delivered or made available to Investor prior to or concurrently with the time it is delivered or made available to such Person), and (ii) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and its representatives) regarding such Company Acquisition Proposal.

(b) The Board of Directors of the Company has adopted a resolution declaring that this Agreement, the issuance of the Securities to the Investor as contemplated herein, the amendments to the Company’s certificate of incorporation as contemplated by the Written Consent, and the amendment to the Company’s 2006 Long-Term Incentive Plan are advisable, fair to and in the best interests of the Company and its stockholders, recommending that the Company’s stockholders approve and adopt this Agreement, the issuance of the Securities to the Investor as contemplated herein, the amendments to the Company’s certificate of incorporation as contemplated by the Written Consent, and the amendment to the Company’s 2006 Long-Term Incentive Plan and directing that such items be submitted for consideration by the Company’s stockholders (the “Company Recommendation”). Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Investor), or publicly propose to withdraw (or modify in a manner adverse to Investor), the Company Recommendation or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Company Acquisition Proposal, or (ii) approve or recommend, or publicly propose to approve or recommend, that any of the Restricted Parties execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would be reasonably expected to lead to, any Company Acquisition Proposal (other than a confidentiality agreement referred to in and as permitted by Section 9.13(a)) (an “Acquisition Agreement”) (each of the items set forth in each subsection of this sentence, a “Company Adverse Action”). Notwithstanding the foregoing, at any time prior to the close of business on the day that is 20 Business Days after the date of this Agreement (such 20-Business Day period, the “Consent Delivery Period”), the Board of Directors of the Company (or any committee thereof) may approve or allow the Company or a Subsidiary to enter into an Acquisition Agreement with respect to a Superior Proposal, and/or may withdraw or modify (including in a manner adverse to Investor) the Company Recommendation and/or recommend a transaction with respect to a Superior Proposal (each an “Adverse Recommendation Change”), if, in each case, such Board of Directors (or any committee thereof) determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is necessary for the members of the Board of Directors of the Company to comply with their fiduciary duties to the holders of the Common Stock under applicable Law (such determination, a “Fiduciary Duty Determination”); provided, however, that (i) no action described in the preceding portion of this sentence shall be taken until after the fifth (5th) Business Day following Investor’s receipt of written notice (a “Notice of Adverse Recommendation Change”) from the Company advising Investor that the Board of Directors of the Company (or a committee thereof) intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors or committee (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation Change and a new five (5) Business Day period) and representing that the Company has complied, in all material respects, with its obligations under this Section 9.13, (ii) during such five (5) Business Day period, the Company shall (A) negotiate with Investor in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and (B) not take any further actions described in clauses (x) or (y) of Section 9.13(a) except insofar as the Board of Directors of the Company (or a committee thereof) makes a Fiduciary Duty Determination that such further action is necessary, and (iii) the Company shall not take any further actions described in (x) or (y) of Section 9.13(a) (except insofar as the Board of Directors of the Company (or a committee thereof) makes a Fiduciary Duty Determination that such further action is necessary) if, prior to the expiration of such five (5) Business Day period, Investor makes a proposal in writing to adjust the terms and conditions of this Agreement, which adjusted terms the Company’s Board of Directors determines in good faith (after consultation with its legal and financial advisors) to be at least as favorable as the Superior Proposal (the “Investor Amended Proposal”), provided the restrictions of this clause (iii) shall be applicable only for so long (including the five (5) Business Day review period provided above) as the prior Superior Proposal is not amended to result in a proposal that constitutes a Superior Proposal to the Investor Amended Proposal, in which event the process will be continued until either the Investor or the Person making a Superior Proposal fails or refuses to amend the terms of such party’s proposal to top the other party’s proposal. In the event that a Superior Proposal is received by the Company, and a Notice of Adverse Recommendation with respect to such Superior Proposal is delivered to the Investor, before the expiration of the Consent Delivery Period, the duration of the Consent Delivery Period shall be extended and shall not expire until after five (5) Business Days shall have elapsed from the date Investor has received such Notice of Adverse Recommendation (or any subsequent Notice of Adverse Recommendation in response to any Amended Investor Proposal) and has not delivered to the Company an Amended Investor Proposal. Nothing in this Agreement shall obligate the Board of Directors of the Company or any committee thereof to make or cause to be made, or to fail to make or cause to be made, any public disclosure or communication with any stockholder or stockholders of the Company, if such disclosure or communication, or lack thereof, would constitute a breach of such Board’s or committee’s duties under applicable Laws.

(c) Each of the Company and Investor shall promptly advise the other party orally and in writing of receipt by such party of (i) any request for information relating to a Company Acquisition Proposal, (ii) any Company Acquisition Proposal or (iii) any inquiry with respect to any Company Acquisition Proposal and the material terms and conditions of any such request, Company Acquisition Proposal or inquiry (including the identity of the Person or group making any such request, Company Acquisition Proposal or inquiry and a copy of any correspondence relating thereto). Each of the Company and Investor agrees that it shall keep the other party informed of the status and material details (including material amendments or material proposed amendments and a copy of any correspondence relating thereto) of any such request, Company Acquisition Proposal or inquiry and keep the other reasonably informed as to the material details of any information requested of the Company or Investor, as the case may be, and as to the material terms and conditions of any Company Acquisition Proposal.

(d) Nothing contained in this Section 9.13 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company’s Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

(e) Each of the Company and Investor acknowledge and agree that in the event any of their respective Restricted Parties takes any action which, if taken by the Company or Investor, as applicable, would constitute a breach of this Section 9.13, then the Company or Investor, as applicable, shall be deemed to be in breach of this Section 9.13 for such action by its Restricted Parties.

Section 9.14 Tax Matters. The Company and Investor acknowledge that the Note and the Warrants together shall constitute an “investment unit” within the meaning of Section 1273(c)(2) of the IRC. Within a reasonable period of time following Closing, the Company and Investor hereby agree to allocate the issue price between the Note and Warrants based on their relative fair market values (to be initially determined by Investor, subject to approval by the Company in its reasonable discretion) pursuant to Treasury Regulation Section 1.1273-2(h). The parties further agree that they will use such allocation to prepare and file all Tax Returns and other reports with, and to prepare or file any other information provided to, any Tax Authority for federal income tax purposes, including but not limited to, for purposes of reporting the allocation of the issue price pursuant to Treasury Regulation Section 1.1273-2(h)(2). The Company agrees to provide Investor with the information required to be provided pursuant to Treasury Regulation Section 1.1275-2(e) promptly upon request. The Company and Investor acknowledge that this Section 9.14 is intended to establish the allocation of the issue price of the investment unit in accordance with Treasury Regulation Section 1.1273-2(h)(1) and Section 1273(c)(2) of the IRC, which allocation is binding on the parties hereto pursuant to Treasury Regulation Section 1.1273-2(h)(2), but this Section 9.14 does not constitute recognition by any of them that the amount allocated to each component shall be treated as its issue price for any purpose other than as expressly provided herein.

Section 9.15 Protection of Minority Shareholders. Investor covenants with the Company, expressly for the benefit of the stockholders of the Company other than the Investor, its successors and assigns, that during period ending on the second anniversary of the Closing date, Investor will not, and will obligate its successors and assigns with respect to the Securities to not, vote its or their shares of Common Stock in favor of (i) a transaction that would result in the Company “going private” such as through a transaction commonly referred to as a “freeze-out merger,” (ii) a high ratio reverse stock split (for this purpose, any reverse stock split in which more than 100 shares of Common Stock are converted into one share of Common Stock with fractional shares paid in cash, or any reverse stock split with similar consequences, shall be considered a high ratio reverse stock split), or (iii) any similar transaction that would constitute a

Rule 13e-3 transaction as that term is defined in Rule 13e-3 (a)(3) promulgated under the Exchange Act; unless such proposed transaction is approved by holders of a majority of the issued and outstanding Minority Common Stock.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated, whether before or after the date of the Company Stockholder Approval, at any time prior to the Closing:

(a) by mutual written consent of Investor and the Company;

(b) by either the Company or Investor if the Closing has not occurred on or before April 30, 2012 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to close the transactions contemplated by this Agreement;

(c) by Investor if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within ten (10) Business Days following receipt by the Company of notice of such breach (a “Company Breach”);

(d) by the Company if there has been a material breach by Investor of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within ten (10) Business Days following receipt by Investor of notice of such breach (a “Investor Breach”);

(e) by either the Company or Investor, if any applicable Law, rule or regulation makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the transactions contemplated by this Agreement, and such judgment, injunction, order or decree becomes final and nonappealable, (provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree);

(f) by the Investor if the Company Stockholder Approval is not obtained by Written Consent prior to the expiration of the Consent Delivery Period, as the same may be extended pursuant to Section 9.13(b); or

(g) by Investor or the Company if the Company accepts a Superior Proposal.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated by either the Company or Investor pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation under this Agreement on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders, except pursuant to the provisions of Sections 10.1 (Termination), this Section 10.2 (Effect of Termination), Section 11.7 (Governing Law), Section 11.3 (Indemnification) and the Confidentiality Agreement (which shall continue pursuant to its terms).

(b) Termination.

(i) If this Agreement is terminated by the Company pursuant to Section 10.1(d), Investor shall promptly (but in any event no later than one Business Day after such termination) pay the Company, as liquidated damages (it being agreed that the amount of the actual damages incurred by the Company by reason of such breach event would be impossible or very difficult to determine accurately), the sum of $5,000,000 (the “Termination Fee”).

(ii) If this Agreement is terminated by the Investor pursuant to Section 10.1(c) solely by reason of a failure of one or more of the conditions precedent to Investor’s obligation to close set out in Section 6.1(b) (including non-performance of any covenant that cannot be performed due to the failure or refusal of the Majority Stockholders to execute and deliver the Written Consent), the Company shall promptly (and in any event no later than one Business Day after such termination) pay to Investor, as liquidated damages (it being agreed that the amount of the actual damages incurred by Investor by reason of such breach event would be impossible or very difficult to determine accurately), the sum of $2,500,000, which amount shall be credited toward payment of the Termination Fee by the Company if such payment is also required pursuant to this Section 10.2(b).

(iii) If Investor terminates this Agreement pursuant to Section 10.1(c) for any reason other than as set out in subparagraph (ii) above, the Company shall promptly (and in any event no later than one Business Day after such termination) pay to Investor, as liquidated damages (it being agreed that the amount of the actual damages incurred by Investor by reason of such breach event would be impossible or very difficult to determine accurately), the Termination Fee.

(iv) If this Agreement is terminated by either the Company or the Investor pursuant to Section 10.1(g), the Company shall promptly pay to Investor, as liquidated damages (it being agreed that the amount of the actual damages incurred by Investor by reason of such breach event would be impossible or very difficult to determine accurately), the Termination Fee.

(v) If (x) a Company Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person (other than the Company or any of its Affiliates) shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal, and (y) this Agreement subsequently is terminated by Investor or the Company under Section 10.1(f) (failure to obtain the Company Stockholder’s Approval), Section 10.1(b) (Closing has not occurred on or prior to Termination Date) unless terminated by Investor and Company shall not have breached its obligations under this Agreement, or Section 10.1(c) and within twelve (12) months after such termination of this Agreement: (A) a transaction is consummated which, if offered or proposed prior to the termination of this Agreement, would have constituted a Company Acquisition Proposal, or (B) (x) any Person who made or announced an intention to make any such Company Acquisition Proposal, or any Affiliate of such Person, acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), which includes such Person or any Affiliate of such Person shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors, and (y) the Company’s Board of Directors has taken any action for the benefit of such Person that facilitates the acquisition of such Person or group of such beneficial ownership, then the Company shall promptly (and no later than one Business day after the first to occur of any clauses (A) or (B) above) pay to Investor the Termination Fee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To the Company:

RAM Energy Resources, Inc.

Attention: Larry E. Lee, President and CEO

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, OK 74135

Fax: (918) 663-9214

With a copy (which shall not constitute notice) to:

McAfee & Taft A Professional Corporation

Attention: C. David Stinson

10th Floor, Two Leadership Square

Oklahoma City, OK 73102

Fax: (405) 228-7466

To Investor:

Halcon Resources LLC

1000 Louisiana St., Suite 6905

Houston, TX 77002

Attention: Floyd C. Wilson, Manager

Fax: (832) 538-0220

With a copy (which shall not constitute notice) to:

Thompson & Knight, LLP

Attention: William T. Heller IV

333 Clay Street

Suite 3300

Houston, TX 77002

Fax: (713) 654-1871

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one (1) Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 11.2 No Waivers. No failure or delay by any holder of Securities in exercising any right, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Transaction Documents.

Section 11.3 Expenses; Indemnification.

(a) Except as provided in Section 6.1(d) and Article X, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

(b) The Company agrees to indemnify, defend and hold harmless, Investor, from and against losses in excess of the Basket Amount that Investor may incur resulting from any misrepresentation or breach of warranty by the Company made in this Agreement (including without limitation any certificate or instrument delivered in connection herewith) (the “Indemnified Losses”), subject to the other provisions of this Section 11.3.

(i) For purpose of this Section 11.3 the terms shall have the following meaning:

“Assumed Post-Closing Net Asset Value of the Company” shall mean an amount equal to the Common Stock Shares Purchase Price divided by Investor’s Common Stock Ownership Percentage.

“Basket Amount” is $2,000,000 of losses that would otherwise be Indemnified Losses.

“Investor’s Common Stock Ownership Percentage” shall mean that percentage which results by dividing (A) the number of shares of Common Stock issued to Investor at the Closing pursuant to this Agreement by (B) the total amount of shares of Common Stock outstanding immediately after the Closing.

(ii) Investor may make a claim that it has incurred an Indemnified Loss due to a misrepresentation or breach of warranty or covenant by the Company made in the Agreement that had such event occurred or the misrepresented facts been known to Investor at Closing, would have resulted in a reduction in the Assumed Post-Closing Net Asset Value of the Company in excess of the Basket Amount (“Adjustment Amount”). Notwithstanding anything to the contrary herein, in no event shall the aggregate Adjustment Amount for all indemnification claims hereunder exceed $50,000,000.

(iii) The value of the Indemnified Loss shall be an amount equal to the product of Investor’s Common Stock Ownership Percentage multiplied by the Adjustment Amount.

(iv) The amount of the value of the Indemnified Loss shall be paid by the Company exclusively by crediting such amount to the amount of the Warrant Exercise Price payable by Investor upon the exercise of any of the Warrants held by Investor. In the event that the amount of the Indemnified Loss exceeds the aggregate amount of the Warrant Exercise Price of all Warrants held by Investor at the time of the determination of the Indemnified Loss, the Company shall not have any obligation to pay or credit Investor with that portion of the Indemnified Loss in excess of such aggregate Warrant Exercise Price.

(c) At any time within a period of one year from the date of Closing that Investor believes that it has incurred an Indemnified Loss, it shall promptly provide notice thereof to the chairman of the audit committee of the Company (or any member of the audit committee if no member has been designated as chairman), describing fully the facts and basis for its claim, including the asserted amount thereof (which shall include information regarding the amount of the asserted losses constituting the Basket). No claims for an Indemnified Loss may be submitted on or after the first anniversary of the Closing Date.

(d) All matters relating to any claims for Indemnified Losses shall be presented to and decided on behalf of the Company by a majority of independent members of the Company’s Board of Directors (or a committee of independent directors, which may be the Company Audit Committee). In discharging its obligation hereunder said independent directors (or committee of independent directors) shall be free to employ outside counsel and such other experts and advisors, and to conduct their review of the claims in such manner, as they deem appropriate to comply with their duties and responsibilities to the Company and all of its stockholders hereunder and under applicable corporate Laws.

(e) Investor hereby covenants and agrees with the Company that Investor shall indemnify the Company and hold it harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by it resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by Investor made in this Agreement (including without limitation any certificate or instrument delivered in connection herewith).

(f) Except as otherwise expressly provided in this Agreement, from and after the Closing the right of Investor to make claims against the Company under this Section 11.3 shall be the sole and exclusive remedy available to Investor against the Company with respect to any and all claims for indemnification, damages or otherwise under this Agreement; provided, however, that the foregoing limitation shall in no way limit any remedies available to Investor with respect of actual fraud.

Section 11.4 Amendments and Waivers; Sale of Interest. Any provision of this Agreement and the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and Investor. The Company hereby consents to any participation, sale, assignment, transfer or other disposition which complies with Article V, at any time or times hereafter, of any Securities, this Agreement and any of the other Transaction Documents, or of any portion hereof or thereof, including, without limitation, Investor’s rights, title, interests, remedies, powers, and duties hereunder or thereunder, subject to compliance with applicable Laws and the provisions of the Senior Debt Documents subject to the requirement that any such assignee, transferee or purchaser shall agree in writing to become bound by the terms of this Agreement and the other Transaction Documents and that Investor shall not thereby be released from its obligations, liabilities and commitments hereunder and thereunder.

Section 11.5 Survival. Except for the provisions of Section 9.12 and Section 9.15, all representations, warranties and covenants made by the Company herein or in any certificate or other instrument delivered by it or in its behalf under the Transaction Documents shall be considered to have been relied upon by Investor and shall survive for a period of one (1) year after the delivery to Investor of such Transaction Documents and the purchase of the Securities. The covenants made by the Company and by the Investor as set forth in (i) Section 9.12 and Section 9.15 shall be considered to have been relied upon by the Company and made for the express benefit of its officers, directors and stockholders, and (ii) Section 9.15 shall be considered to have been relied upon by the Majority Stockholders in connection with their approval of the transaction contemplated hereby and their execution and delivery of the Written Consent, and such covenants shall survive the Closing and continue for the respective periods provided for therein.

Section 11.6 Limitation on Interest. Regardless of any provision contained in the Transaction Documents, neither Investor nor any other holder of the Note (“Noteholder”) shall ever be entitled to receive, collect, or apply, as interest on the Note, any amount in excess of the Maximum Lawful Rate, and in the event any Noteholder ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Note is paid in full, any remaining excess shall promptly be paid to the Company. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, the Company and the Noteholder shall, to the extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Note; provided, however, that, if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, the Noteholder shall refund to the Company the amount of such excess and, in such event, the Noteholder shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

Section 11.7 Invalid Provisions. If any provision of the Transaction Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Transaction Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Transaction Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither may not assign or otherwise transfer any of its rights or obligations under this Agreement except as otherwise provided in this Agreement.

Section 11.9 GOVERNING LAW; FORUM SELECTION; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. In any action or proceeding between Investor and the Company arising out of or relating to this Agreement, any of the Transaction Documents, or the transactions contemplated therein, each of Investor and the Company (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of and the laying of venue in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11.9(b); (iii) waives any objection to the laying of venue in any such action or proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.1.

Section 11.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 11.11 No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained, other than permitted transferees or assignees of all or any part of Investor’s interest hereunder, the Indemnified Parties, and the stockholders of the Company as addressed in Section 9.15.

Section 11.12 FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.13 WAIVER OF RIGHT TO TRIAL BY JURY. INVESTOR AND THE COMPANY EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT. INVESTOR AND THE COMPANY EACH AGREE THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14 Publicity. Neither the Company, Investor nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except as may be required by applicable Laws, the rules of The Nasdaq Stock Market or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement. Each party receiving a draft release or other announcement shall use its best efforts to respond thereto within the time frame reasonably requested by the furnishing party.

Section 11.15 Cooperation. Subject to compliance with applicable Laws, from the date hereof until the Closing Date, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.

Section 11.16 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, or to remove any injunctions or other impediments or delays, to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers on the day and year first above written.

COMPANY:

RAM Energy Resources, Inc.

By:	/s/ Larry E. Lee
Name:	Larry E. Lee
Title:	President and CEO

INVESTOR:

Halcon Resources LLC

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Manager

Signature Page to Securities Purchase Agreement

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

THE OFFER AND SALE OF THIS NOTE AND THE ISSUANCE OF THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OFFERED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE TRANSFER, SALE, ASSIGNMENT OR PLEDGE IS MADE IN STRICT COMPLIANCE WITH SUCH EXEMPTION.

$275,000,000	[ ], 2012

FOR VALUE RECEIVED, the undersigned, RAM ENERGY RESOURCES, INC., a Delaware corporation (“Maker” or the “Company”) hereby promises to pay to HALCON RESOURCES, LLC, a Delaware limited liability company, or its registered assigns (“Payee”), not later than 2:00 P.M. (Houston, Texas time), on the date when due, in immediately available funds at Payee’s offices at 1000 Louisiana, Suite 6905, Houston, Texas, or such other address given to Maker by Payee, the principal sum of TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000), together with interest, as hereinafter described. Whenever any payment of principal of, or interest on, this Note shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Securities Purchase Agreement dated as of December 21, 2011, by and between Maker and Payee (the “Agreement”). This Note is the “Note” referred to in the Agreement. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

Maker reserves the right to prepay without premium or penalty, after thirty (30) days prior written notice to the Noteholder, the principal amount of this Note, in whole or in part, at any time after             , 2014 [two years after Closing]. The Noteholder shall have the right to convert the principal amount that the Company has elected to prepay into shares of Common Stock, at the Conversion Price (as defined below), at any time after its receipt from the Company of such a prepayment notice and prior to prepayment, whether or not this Note would otherwise be convertible at such time in accordance with its terms.

Maker promises to pay interest on the outstanding principal balance hereof, prior to the occurrence of an Event of Default, at a rate equal to eight percent (8%) per annum (the “Fixed Rate”). Interest shall accrue on any amounts of principal or interest past due and owing on the

Note from the date due until paid at the rate of fifteen percent (15%) per annum (the “Default Rate”); provided, however, that in no event shall the rate of interest charged hereunder exceed the Maximum Lawful Rate. Interest shall be payable on the Note as it accrues on March 31, 2012 and continuing on each June 30, September 30, December 31 and March 31 thereafter (each, an “Interest Payment Date”) until maturity.

Notwithstanding the foregoing, and provided that no Event of Default (as hereinafter defined) has occurred and is continuing, Maker may, with respect to any Interest Payment Date through and including March 31, 2014, elect to borrow from Payee all or any portion of the interest due and payable on such Interest Payment Date and to apply such borrowing to the payment of such interest, in which event such borrowing shall automatically be added to the principal of this Note. Any such election must be made by Maker by written notice (a “PIK Election”) to the Noteholder not later than five (5) days prior to such Interest Payment Date. If Maker delivers a PIK Election to the Noteholder on a timely basis, then (i) the principal amount of this Note shall automatically be increased by an amount equal to the amount of interest to which the PIK Election relates on the specified Interest Payment Date, and (ii) such amount of interest shall no longer be deemed due and payable on such Interest Payment Date. Upon request from the Noteholder at any time, Maker shall deliver to the Noteholder, as specified by the Noteholder, one or more promissory notes of like tenor to this Note that, in the aggregate, restate this Note to accurately reflect the increased principal amount.

Interest shall be computed on this Note on the basis of the number of actual days elapsed, assuming that each calendar year consists of 360 days. The entire outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable in full in a single installment on [            ], 2017 [five years after Closing].

At any time, and from time to time, after             , 2014 [two years after Closing], the Noteholder may elect to convert all or any portion of the amount of principal and accrued but unpaid interest on this Note as hereinafter provided.

Each $1.50 (the “Conversion Price”) of principal and accrued but unpaid interest on this Note shall be convertible into one share of Common Stock. The Conversion Price is subject to adjustment from time to time upon the occurrence of any of the events enumerated below:

1.	In the event that the Company shall (a) declare a dividend on the Common Stock in shares of its capital stock (whether shares of such Common Stock or of capital stock of any other class of the Company), (b) split or subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then (as a result of an event described in (a), (b) or (c)) the Conversion Price shall be adjusted to equal the product of the Conversion Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such event and the denominator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after the event.

2.	In the event of any capital reorganization of the Company, or of any reclassification of any Common Stock for which this Note is convertible (other than a subdivision or combination of

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outstanding shares of such Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation or entity or of the sale of the properties and assets of the Company as, or substantially as, an entirety, each amount of principal and accrued but unpaid interest outstanding under the Note equal to the Conversion Price then in effect shall, after such capital reorganization, reclassification, consolidation, merger or sale, be convertible, upon the terms and conditions specified in this Note and in the Agreement, into the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such amount of principal and accrued but unpaid interest payable under the Note is convertible (at the time of such capital reorganization, reclassification, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification, consolidation, merger or sale (in the case of a sale of properties and assets, either directly or upon any subsequent liquidation of the Company); and in any such case, if necessary, the provisions set forth in this section with respect to the rights thereafter of a holder of this Note shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the Note. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor or surviving entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume, by written instrument, the obligation to deliver to the Noteholder the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such Noteholder may be entitled pursuant to this section.

3.	If any event occurs that is similar to the types of events contemplated by the provisions of the foregoing subparagraphs 1 and 2, but is not expressly provided for by such provisions, then the Board of Directors of the Company shall make an appropriate adjustment to the Conversion Price or the terms of this Note (including, if appropriate, in the number and type of securities that may be obtained upon conversion hereof) so as to protect the rights of the Noteholder and give effect to the purpose and intent of the Agreement and this Note; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to the foregoing subparagraphs 1 and 2. Without the prior approval of the Noteholder, the Company will not take any action (including but not limited to entering into any agreement, increasing the par value per share of Common Stock, or decreasing the number of authorized but unissued shares of Common Stock) that would interfere with the full exercise of the conversion rights in accordance with this Note.

4.	If any question shall at any time arise with respect to the Conversion Price or the number of shares issuable upon conversion of this Note, such question shall be determined by an independent firm of certified public accountants of recognized national standing selected by the Noteholder and acceptable to the Company.

5.	Notwithstanding anything in this Note to the contrary, the Company shall not be permitted to take any action described in subparagraphs 1 through 3 above, if such action is prohibited under any other provision of this Note or the Agreement.

6.	Upon any adjustment of the Conversion Price, the Company shall promptly, but in any event within thirty (30) days thereafter, cause to be given to the Noteholder, at its address

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appearing on the Note Register, by first class mail, postage prepaid, a certificate signed by the Company’s Chief Financial Officer setting forth the Conversion Price as so adjusted and describing in reasonable detail the facts accounting for such adjustment and setting forth the calculation of such adjustment. Where appropriate, such certificate may be given in advance and included as part of the notice required to be mailed under the following provisions of subparagraph 7 below.

7.	If at any time while the Note is convertible in accordance with its terms (or would become convertible as a result of the consummation of any transaction or action specified below that involves a Change of Control):

(a) the Company shall authorize the issuance to any or all holders of its Common Stock of any additional shares of Common Stock or any other capital stock or other securities of the Company, or of rights or warrants to subscribe for or purchase capital stock or other securities of the Company, or of any other subscription rights or warrants; or

(b) any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) is authorized or proposed; or

(c) the voluntary dissolution, liquidation or winding up of the Company is authorized or proposed; or

(d) the Company proposes to take any other action that would require an adjustment of the Conversion Price;

then the Company shall cause to be given to the Noteholder at its address appearing on the Note Register, by first class mail, postage prepaid, a written notice describing the material terms and conditions of such proposed action or transaction at least twenty (20) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such action or transaction, and the Company shall take all steps reasonably necessary in order to ensure that such Noteholder is given the practical opportunity to convert the Note prior to such time so as to be able participate in or vote with respect to such action or transaction.

If the Noteholder elects to convert all or a portion of the outstanding principal and accrued but unpaid interest under this Note, then the Noteholder shall deliver the Note to the Company in exchange for a certificate or certificates for the number of whole Conversion Shares to which the Noteholder is entitled under the terms hereof. In the event that the Noteholder has elected to convert less than all of the outstanding principal and accrued but unpaid interest under the Note, the Noteholder will also receive a restated promissory note of like tenor setting forth the remaining balance of principal and any accrued but unpaid interest. To the extent permitted by law, such conversion shall be deemed to have been made immediately prior to the close of

4

business on the date on which the Noteholder delivers the Note to the Company for exchange for the Conversion Shares and, if applicable, the restated promissory note, and the Noteholder shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Notwithstanding any other provision of this Note or the Agreement, immediately prior to the occurrence of a Change of Control (other than a Change of Control caused by or resulting to any material extent from any sales of the Common Stock Shares, Conversion Shares or Warrant Shares by the Noteholder or any of its Affiliates), and at any time, and from time to time, thereafter the entire principal balance of this Note and all accrued but unpaid interest may, at the election of the Noteholder, be converted into Conversion Shares at the Conversion Price.

No fractional shares or script of Common Stock shall be issued upon conversion of all or a portion of the outstanding principal and accrued but unpaid interest under this Note. In lieu of a fractional share of Common Stock to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Per Share Stock Price of one share of Common Stock on the date of conversion.

The Noteholder may elect at any time, and from time to time, by written notice to Maker (which notice may be combined with or delivered as part of the exercise notice contemplated by the Warrant Certificate), to apply all or any portion of the outstanding principal balance of this Note to the payment of all or a portion of the aggregate Warrant Exercise Price (as defined in the Warrant Certificate) to purchase Warrant Shares pursuant to the exercise by the Noteholder of outstanding Warrants, whether or not the Noteholder would have the right at the time of such exercise to convert such principal into Conversion Shares under this Note. Upon the effectiveness of any such Warrant exercise, the specified amount of principal shall automatically be deemed to be applied to the payment of the applicable portion of the aggregate Warrant Exercise Price and the outstanding principal balance of this Note shall automatically be reduced by such amount.

If one or more of the following events (collectively, “Events of Default” and individually, an “Event of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay when due any principal or interest on this Note;

(b) any representation, warranty, certification or statement made or deemed to have been made by the Company in the Agreement or any of the other Transaction Documents or by the Company or any other Person on behalf of the Company in any certificate, financial statement or other document delivered pursuant to the Agreement or any of the other Transaction Documents, shall prove to have been incorrect in any material respect when made or at the time of Closing, but only if the Noteholder would have a valid claim for indemnification against the Company therefor under the Agreement;

(c) a default or event which, with the giving of notice, lapse of time or both could (unless cured or waived) become a default, shall occur under the terms of any document evidencing, securing or otherwise relating to any Debt of the Company or any of its Subsidiaries having a principal balance of $500,000 or more (including, without limitation, the Senior Debt or any Debt intended to replace the Senior Debt);

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(d) the Company or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(e) an involuntary case or other proceeding shall be commenced against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Company under the federal bankruptcy Laws as now or hereafter in effect;

(f) one (1) or more judgments or orders for the payment of money aggregating in excess of $500,000 shall be rendered against the Company or any of its Subsidiaries and such judgment or order (i) shall continue unsatisfied and unstayed for a period of thirty (30) days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order; or

(g) any Change of Control other than a Change of Control caused by any sales of the Common Stock Shares, Conversion Shares or Warrant Shares by the Noteholder or any of its Affiliates;

then, so long as any such event is continuing, the Noteholder shall have the right, without notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), all of which are hereby waived, to take any and all actions as may be permitted by the Transaction Documents.

Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued but unpaid interest on this Note immediately due and payable (a “Declaration of Acceleration”) (provided that, upon the occurrence of an Event of Default specified in clause (d) or (e) of the preceding paragraph, such acceleration shall be automatic), without notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), all of which are hereby waived, and the holder hereof shall

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have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. Notwithstanding the foregoing, with respect to an Event of Default specified in paragraph (b), (c), (f) or (g) above, a Declaration of Acceleration may be made only by the holder or holders of a majority of the aggregate then outstanding principal amount of this Note and all then-outstanding promissory notes that shall have been issued upon the transfer or exchange of any portion of the principal of the original Note dated [            ], 2012, in the original principal amount of Two Hundred Seventy-Five Million and no/100 dollars ($275,000,000), issued to Payee pursuant to the Agreement or any successor promissory note.

After the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance of this Note and, to the extent permitted by applicable Law, on accrued but unpaid interest, at the Default Rate.

After the occurrence of an Event of Default, all amounts collected or received by the Noteholder in respect of the Obligations shall be applied, first, to the payment of all proper costs incurred by the Noteholder in connection with the collection thereof (including reasonable fees, expenses and disbursements of counsel for the Noteholder), second, to the payment of all accrued but unpaid interest on the Note, third, to unpaid principal under the Note, and fourth, to the Noteholder, the Company or any other Person entitled to such proceeds under applicable Law.

The Company shall maintain, at the principal offices of the Company, the Note Register for registration of the Note and transfers thereof. On the Closing Date, the Company shall register this Note issued to Payee. The Company may deem and treat the registered Noteholder as the absolute owner of the Note registered to such Noteholder and (notwithstanding any notation of ownership or other writing on the Note made by any Person) for the purpose of any conversion thereof or any payment or distribution to the Noteholder, and for all other purposes.

Upon satisfaction of each condition set forth in Article V of the Agreement, the Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at the offices of the Company, accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Noteholder or by the duly appointed legal representative thereof. Upon any such registration of transfer, a new promissory note of like tenor evidencing the transferred portion of this Note shall be issued to the transferee and the surrendered Note shall be canceled. If less than the entire principal amount of this Note is to be transferred, a new promissory note of like tenor shall be issued to the Noteholder evidencing such remaining principal balance.

This Note may be exchanged at the option of the Noteholder, when surrendered to the Company at the principal offices of the Company, for another promissory note or multiple promissory notes of like tenor and representing in the aggregate a like principal amount. Upon surrender for exchange, this Note shall be canceled.

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note lost, stolen or destroyed, a new promissory note of like tenor and representing the same outstanding principal, but only upon receipt of evidence satisfactory to the

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Company of such loss, theft or destruction of this Note and, if requested, indemnity satisfactory to it. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, Tax and other governmental duties that may be imposed in relation thereto shall be borne by the Noteholder.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay the court costs, reasonable attorneys’ fees, and other costs of collection of the holder hereof.

Maker, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

This Note is a senior unsecured obligation of Maker and is intended to rank pari passu with all other existing and future senior unsubordinated Debt of the Company. Except as may be agreed in writing by the holder of this Note, this Note shall not rank junior in right of payment to any other Debt. Notwithstanding the foregoing, Payee understands that this Note may be effectively subordinated to existing or future secured indebtedness of the Company with respect to the assets and properties pledged as collateral therefor, to the extent that a lien or security interest is validly created and perfected in such assets and properties.

Except as expressly set forth herein, this Note may be amended only by means of a written instrument executed by the Company and by the registered holder hereof.

THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

“MAKER”

RAM ENERGY RESOURCES, INC.

By:
Name:
Title:

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EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) dated as of [            ], 2012, is entered into by and between RAM ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), and HALCON RESOURCES, LLC, a Delaware limited liability company (“Halcon”).

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement by and between the Company and Halcon executed on December 21, 2011 (the “Purchase Agreement”), Halcon will receive the number of shares of Common Stock, Note and Warrants as set forth on Schedule 1 attached hereto; and

WHEREAS, as a condition to Halcon’s obligation to consummate the transactions contemplated by the Purchase Agreement, the Company has agreed to grant to the Stockholders certain registration rights with respect to their Registrable Securities as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

“Registrable Securities” shall mean (i) the shares of Common Stock issued to the Stockholders pursuant to the Purchase Agreement (which, for purposes hereof, shall mean the Common Stock Shares, the Warrant Shares issuable upon subsequent exercise(s) of the Warrants, and the Conversion Shares issuable upon subsequent conversion(s) of the Note, as such terms are defined in the Purchase Agreement) and (ii) any securities issued or issuable with respect to the shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

“Stockholders” shall mean Halcon and all Affiliates of Halcon that become holders of Registrable Securities.

Section 2. Demand Registration Rights.

2.1 The Company hereby grants to the Stockholders, and to each of them, the right to require the Company to use its reasonable best efforts to cause the registration for sale in a public offering of all or a portion of the Stockholders’ Registrable Securities in accordance with this Section 2; provided, however, that the Company shall not have any obligation to effect more than a total of three (3) effective registrations pursuant to this Section 2 or effect more than one (1) in any twelve (12) month period. If the Company shall have received a written request submitted by one or more Stockholders owning at least a majority of the Registrable Securities outstanding at the time of such request (the “Requisite Holders”) that such Stockholders desire to have the Company register Registrable Securities for sale and specifying the number of Registrable Securities proposed to be sold (for the purposes of this Section 2, together with the Registrable Securities referred to in subsection 2.1.2 below, “Shares”), which request shall in no event cover Shares with less than a $10 million estimated offering price, and the proposed plan for distribution of the Shares, the Company will:

2.1.1 Give prompt (but in any event within fifteen (15) days after the receipt of the Requisite Holders’ notice) notice to all other Stockholders of such request and of such other Stockholders’ rights to have their Registrable Securities included in such registration.

2.1.2 Upon the request of any such Stockholder made within fifteen (15) days after the receipt by such Stockholder of the notice given pursuant to subsection 2.1.1 (which request shall specify the Registrable Securities intended to be included in such registration by such Stockholder and the intended method or methods of disposition thereof), the Company will use its reasonable best efforts to effect the registration of all Shares which the Company has been so requested to register pursuant to this subsection 2.1.

2.1.3 Prepare and file as soon as practicable, but in no event later than thirty (30) days from the Company’s receipt of the last Stockholder’s request to have such Stockholder’s Registrable Securities included in such registration within the time period specified in Section 2.1.2, a registration statement under the Securities Act (“Registration Statement”) with the Securities and Exchange Commission (“Commission”) on Form S-1 (or Form S-3, if the Company is entitled to use such form, or other appropriate forms available for use by the Company) and use its reasonable best efforts to cause such Registration Statement to become effective in order that the Stockholders may sell the Shares in accordance with the proposed plan of distribution.

2.1.4 Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith including any preliminary prospectus or supplemental or amended prospectus (the “Prospectus”) as may be necessary to keep such Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the offer of the Shares during the period required

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for distribution of the Shares, which period shall not be in excess of the earlier of (i) nine months from the effective date of such Registration Statement, and (ii) the sale or other disposition of all Shares covered by such Registration Statement.

2.1.5 Furnish to each Stockholder such number of copies of the Prospectus (including any preliminary prospectus or supplemental or amended prospectus) as such Stockholder may reasonably request in order to facilitate the sale and distribution of the Shares.

2.1.6 Notwithstanding the foregoing, if the Company shall furnish to each Stockholder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Stockholder; provided, however, that the Company may not utilize this right with respect to a request under Section 2 more than once in any twelve (12) month period.

2.2 The right of each Stockholder to require the Company to register Shares pursuant to the provisions of this Section 2 shall be subject to the condition that if a request for registration is made within sixty (60) days prior to the conclusion of the Company’s then current fiscal year, the Company shall have the right to delay the filing of the Registration Statement until the Company files with the Commission its audited financial statements for such fiscal year.

2.3 If the Requisite Holders intend to distribute the Registrable Securities covered by the notice pursuant to section 2.1 by means of an underwriting, the Requisite Holders shall so advise the Company as a part of the notice made pursuant to section 2.1 and provide the name of the managing underwriter or underwriters that the Requisite Holders propose to engage in connection with the proposed public offering. If the managing underwriter of such underwritten offering shall inform the Company and the Stockholders requesting that their Shares be registered pursuant to this Section 2 by letter of its belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Requisite Holders, then the Company will include in such registration such amount of Shares which the Company is so advised can be sold in (or during the time of) such offering pro rata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by the respective Stockholders.

2.4 A registration shall not be deemed to have been effected (i) unless it has become effective and remained effective for the period specified in subsection 2.1.4, (ii) if, after it has become effective, such registration is terminated by a stop order, injunction or other order of the Commission or other governmental agency or court, or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied for any

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reason, other than as a result of the voluntary termination of such offering by the Requisite Holders or any failure by the Requisite Holders to satisfy or perform the conditions or covenants on their part to be satisfied or performed.

Section 3. Piggy-Back Registration Rights.

3.1 If the Company proposes to file, on its own behalf or on behalf of any holder of Common Stock or other securities of the Company, a Registration Statement under the Securities Act on Form S-1 or S-3 or similar forms available for use by the Company, other than pursuant to Section 2 of this Agreement or on Form S-8 in connection with a dividend reinvestment, employee stock purchase, option or similar plan or on Form S-4 in connection with a merger, consolidation or reorganization, the Company shall give written notice to each Stockholder at least ten (10) days before the filing with the Commission of such Registration Statement. Such notice shall offer to include in such filing all or a portion of the Registrable Securities owned by each Stockholder. If a Stockholder desires to include all or a portion of its Registrable Securities in such Registration Statement, it shall give written notice to the Company within three (3) business days after the date of mailing of such offer specifying the amount of Registrable Securities to be registered (for purposes of this Section 3, “Shares”). The Company shall thereupon include in such filing the Shares, subject to priorities in registration set forth in this Agreement, and subject to its right to withdraw such filing, and shall use its reasonable best efforts to effect the registration under the Securities Act of the Shares.

3.2 The right of a Stockholder to have Shares included in any Registration Statement in accordance with the provisions of this Section 3 shall be subject to the following conditions:

3.2.1 The Company shall have the right to require that the Stockholder agree to refrain from offering or selling any shares of Common Stock that it owns which are not included in any such Registration Statement in accordance with this Section 3 for any reasonable time period, not to exceed ninety (90) days, as may be specified by any managing underwriter of the offering to which such Registration Statement relates.

3.2.2 If (i) a registration pursuant to this Section 3 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Stockholders who have requested that their Shares be registered pursuant to this Section 3 by letter of its belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company or a majority of such requesting Stockholders, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: first, the securities being

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offered by the Company for its own account; second, the Shares of the Stockholders which are requested to be included in such registration pro rata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by such Stockholders; and third, the securities of the Company, if any, proposed to be included in the registration by any other holders of the Company’s securities (whether or not such holders have contractual rights to include such securities in the registration).

3.2.3 The Company shall furnish each Stockholder with such number of copies of the Prospectus as such Stockholder may reasonably request in order to facilitate the sale and distribution of its Shares.

3.3 Notwithstanding the foregoing, the Company in its sole discretion may determine not to file the Registration Statement or proceed with the offering as to which the notice specified in Section 3.1 is given without liability to the Stockholders.

Section 4. Participation in Underwritten Registrations. A Stockholder may not participate in any registration hereunder which relates to an underwritten offering unless such Stockholder (a) agrees to sell its Shares included in such registration on the basis provided in any underwriting arrangements approved by the holders of at least a majority of the Registrable Securities to be included in such registration, or by a Person appointed by such holders to act on their behalf to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, provided, however, that no Stockholder shall be required to make any representations or warranties to, or agreements with, the Company or any underwriters other than such representations, warranties or agreements as are customary and reasonably requested by the underwriters.

Section 5. Exclusive Registration Rights and Transfer.

The rights of Halcon, as the initial Stockholder under this Agreement, may upon notice to the Company be transferred to any of Halcon’s equity owners to which any Registrable Securities are transferred. However, the rights of the Stockholders under this Agreement may not be assigned or transferred otherwise without the Company’s written consent. Except as provided in this Section 5, the rights granted under this Agreement are granted specifically to and for the benefit of the Stockholders and shall not pass to any other transferee of Registrable Securities. From and after the date of this Agreement, the Company will not, without the prior written consent of Stockholders holding at least a majority of the Registrable Securities then outstanding, enter into any agreement with respect to its securities that violates or is detrimental to the rights granted to the Stockholders in this Agreement. The foregoing shall not restrict or prevent the Company from entering into any other agreement with any party pertaining to the registration by the Company of such party’s Common Stock, provided, however, that no such agreement shall grant to any Person registration rights that are superior or preferential to the rights granted to the Stockholders hereunder or that would otherwise frustrate the purposes of this Agreement. Except as set forth in Schedule 2 attached hereto, the Company represents and warrants to the Stockholders that, as of the date hereof, the Company is not a party to any agreement, other than this Agreement, pertaining to the registration by the Company of Common Stock.

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Section 6. Expenses. The Company shall bear all the expenses in connection with any Registration Statement under this Agreement, other than transfer taxes payable on the sale of Shares, the fees and expenses of counsel engaged by the Stockholders and fees, commissions and discounts of brokers, dealers and underwriters.

Section 7. Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Agreement, if, at any time, the Company notifies the Stockholders that an amendment to such Registration Statement or an amendment or supplement to the prospectus included therein is necessary or appropriate, the Stockholders will forthwith cease selling and distributing Shares thereunder and will, upon the Company’s request, forthwith redeliver to the Company all copies of such Registration Statement and prospectuses then in its possession or under its control. The Company will use its reasonable best efforts to cause any such amendment or supplement to become effective as soon as practicable and will furnish the Stockholders with a reasonable number of copies of such amended or supplemented prospectus (and the period during which the Company is required to use its best efforts to maintain such Registration Statement in effect pursuant to this Agreement will be increased by a number of days equal to the number of days in the period from the date on which the Stockholders were required to cease selling and distributing Shares thereunder to the date on which the Company delivers copies of such effective amendment or supplement to the Stockholders).

Section 8. Cooperation. The Company shall be entitled to require the Stockholders to cooperate with the Company in connection with a registration of Registrable Securities pursuant to this Agreement and each Stockholder will furnish (i) such information concerning such Stockholder as may be required by the Company or the Commission in connection therewith and (ii) such representations, undertakings and agreements as may be required by the Commission in connection therewith.

Section 9. Registration Procedures. Upon the receipt of a request for registration of any Registrable Securities pursuant to Section 2 or Section 3 of this Agreement, the Company will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

9.1.1 Prepare and file with the Commission a Registration Statement on an appropriate form under the Securities Act and use its reasonable best efforts to cause such Registration Statement to become effective at the earliest practicable date; provided, that before filing a Registration Statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any Registration Statement, the Company will promptly furnish to the holders of Registrable Securities to be registered pursuant to this Agreement (the “Registered Holders”) and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of the Registered Holders and the underwriters, and the Company will not file any Registration Statement or amendment thereto, or any prospectus or

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any supplement thereto (including such documents incorporated by reference) to which the Registered Holders or the underwriters, if any, shall reasonably object in light of the requirements of the Securities Act and any other applicable laws and regulations.

9.1.2 Prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause the related prospectus to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; cause such prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition set forth in such Registration Statement or prospectus or supplement to such prospectus.

9.1.3 Notify the Registered Holders and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such advice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by subsection 9.1.10 cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (vi) of the happening of any event which requires the making of any changes in a Registration Statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosures and post-effective amendment.

9.1.4 Make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

9.1.5 If requested by the managing underwriters or the Registered Holders in connection with an underwritten offering, immediately incorporate in a

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prospectus supplement or post-effective amendment such information as the managing underwriters and the Registered Holders agree should be included therein relating to such sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to such underwriters and the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the Registered Holders or any underwriter of such Registrable Securities.

9.1.6 Furnish to the Registered Holders and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement, any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

9.1.7 Deliver without charge to the Registered Holders and the underwriters, if any, as many copies of the prospectus or prospectuses (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and the Company consents to the use of such prospectus or any amendment or supplement thereto by such Registered Holders and the underwriters, if any, in connection with the offer and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto.

9.1.8 Prior to any public offering of Registrable Securities, register or qualify or cooperate with the Registered Holders, the underwriters, if any, and respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Registered Holders or an underwriter reasonably requests in writing; keep each such registration or qualification effective during the period the Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required in connection therewith or as a condition thereto to qualify generally to do business or subject itself to general service of process in any such jurisdiction where it is not then so subject.

9.1.9 Upon the occurrence of any event contemplated by subsection 9.1.3(ii)-(vii) above, prepare, to the extent required, a supplement or post-effective amendment to the applicable Registration Statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchaser of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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9.1.10 Enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities to be covered by such registration are to be offered in an underwritten offering: (i) make such representations and warranties to the Registered Holders as to the Registration Statement, prospectus and documents incorporated by reference, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof with respect to the Registration Statement and the prospectus in the form, scope and substance which are customarily delivered in underwritten offerings; (iii) in the case of an underwritten offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and the Registered Holders) addressed to the Registered Holders and the underwriters, if any, covering the matters customarily covered in opinions delivered in underwritten offerings and such other matters as may be reasonably requested by the Registered Holders and such underwriters; (iv) obtain comfort letters and updates thereof from the Company’s independent certified public accountants addressed to the Registered Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters by accountants in connection with underwritten offerings; (v) if any underwriting agreement is entered into, the same shall set forth in full the indemnification provisions and procedures customarily included in underwriting agreements in underwritten offerings; and (vi) the Company shall deliver such documents and certificates as may be requested by the Registered Holders and the managing underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder.

9.1.11 Make available for inspection by a representative of the Registered Holders, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by the Registered Holders or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such registration; provided, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosures of such records, information or documents is required by court or administrative order.

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9.1.12 Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, no later than 90 days after the end of any 12-month period (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwritten offering and (ii) beginning with the first day of the Company’s first fiscal quarter next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statements shall cover said 12-month periods.

9.1.13 Use its reasonable best efforts to list all Registrable Securities covered by the Registration Statement on the Nasdaq Global Market and any other securities exchange or trading market on which any of the equity securities of the Company of the same class as the Registrable Securities are then listed.

9.1.14 At all times during the term of this Agreement, maintain the effectiveness of the registration of the Common Stock under the Exchange Act and use its reasonable best efforts to prepare and file in a timely manner all documents and reports required by such Act.

9.1.15 If the Company, in the exercise of its reasonable judgment, objects to any change requested by the Registered Holders or the underwriters, if any, to any Registration Statement or prospectus or any amendments or supplements thereto (including documents incorporated or to be incorporated therein by reference) as provided for in this Section 9, the Company shall not be obligated to make any such change and such Registered Holders may withdraw their Registrable Securities from such registration, in which event (i) the Company shall pay all registration expenses (including its counsel fees and expenses) incurred in connection with such Registration Statement or amendment thereto or prospectus or supplement thereto, and (ii) in the case of a registration being effected pursuant to Section 2, such registration shall not count as one of the registrations the Company is obligated to effect pursuant to Section 2.

Section 10. Indemnification.

10.1 In the event of any registration of any securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Stockholders, any underwriter and each other Person, if any, who controls a Stockholder or underwriter within the meaning of the Securities Act, and the respective officers, directors, partners, members and employees of such Stockholders, underwriters and controlling Persons, from and against any and all losses, claims, damages or liabilities, joint or several, to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or

10

action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, and any other document prepared by the Company and provided to Registered Holders for their use in connection with the registered offering, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company will not be liable to an indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in a Registration Statement, preliminary prospectus or final or summary prospectus or any amendment or supplement thereto or other document, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified Person, specifically for use in the preparation thereof; and provided further, that the indemnity agreement contained in this Section 10 with respect to any preliminary prospectus shall not inure to the benefit of any indemnified Person using the same in respect of any loss, claim, damage, liability or action asserted by someone who purchased shares from such Person if a copy of an amended preliminary prospectus or prospectus supplement was delivered by the Company to the Registered Holders and the underwriters, if any, prior to the pricing of the sale of the securities (if an underwritten offering) or prior to the effectiveness of the Registration Statement, but was not delivered to the purchaser of the securities from the indemnified Person, and the untrue statement or omission or alleged untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the amended preliminary prospectus or prospectus supplement.

10.2 In the event of any registration of securities under the Securities Act pursuant to this Agreement, the Registered Holders, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, any underwriter and each other Person, if any, who controls the Company or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any

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amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the indemnifying Registered Holder; but in all cases only if, and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission therein made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the indemnifying Registered Holder specifically for use in the preparation thereof. Notwithstanding the foregoing, the amount of the indemnity provided by each Registered Holder pursuant to this Section 10 shall not exceed the net proceeds received by such Registered Holder in the related registration and sale.

10.3 Promptly after receipt by a party entitled to indemnification under subsection 10.1 or 10.2 hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either of such subsections, notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party and it shall so notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it so chooses, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party that it so chooses, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided, however, that if the indemnifying party fails to take reasonable steps necessary to diligently defend such claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense and the indemnifying party shall be liable for any expenses therefor. The indemnity and contribution agreements in this Section 10 are in addition to any liabilities which the indemnifying parties may have pursuant to law.

10.4 If the indemnification provided for in this Section 10 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, or is insufficient to hold the indemnified party harmless therefrom, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 10, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 11. Sales under Rule 144. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the Commission that may at any time permit the Stockholders to sell the Registrable Securities without registration, the Company agrees to:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144 (or any successor provision);

(b) file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Stockholder forthwith upon request (i) a written statement by the Company that it has complied with the foregoing requirements and (ii) such other information as may be reasonably requested by Stockholder in availing itself of any rule or regulation of the Commission which permits the selling of any such securities without registration.

Section 12. Removal of Legend. The Company agrees, to the extent allowed by law, to remove any legends on certificates representing Registrable Securities describing transfer restrictions applicable to such securities (i) upon the sale of such securities pursuant to an effective Registration Statement under the Securities Act or in accordance with the provisions of Rule 144 under the Securities Act, or (ii) upon the written request of any holder of Registrable Securities if such securities may then be sold without restriction under Rule 144.

Section 13. Notices. Any notice to be given by any party hereunder to any other shall be in writing, mailed by certified or registered mail, return receipt requested, or via overnight delivery service and shall be addressed to the other parties at the addresses listed on the signature pages hereof. Notice shall be deemed effective upon receipt or refusal.

Section 14. Modification. Notwithstanding anything to the contrary in this Agreement or otherwise, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Company and the Stockholders holding not less than 75% of the Registrable Securities then outstanding. Any such modification, amendment or waiver shall be binding on all holders of Registrable Securities and all Persons who may thereafter acquire any Registrable Securities.

Section 15. Non-Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions.

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Section 16. Partial Invalidity. If any clause, sentence, paragraph, section or part of this Agreement shall be deemed invalid, unenforceable or against public policy, the part that is invalid, unenforceable or contrary to public policy shall not affect, impair, invalidate or nullify the remainder of this Agreement, but the invalidity, unenforceability or contrariness to public policy shall be confined only to the clause, sentence, paragraph, section or part of this Agreement so invalidated, unenforceable or against public policy.

Section 17. Termination of Registration Right. No Stockholder shall be entitled to exercise any right provided for in this Agreement after the fifth anniversary of the Closing of the transactions contemplated by the Purchase Agreement (the “Termination Date”). Notwithstanding any other provision of this Agreement to the contrary, the registration rights granted under Section 2 will terminate prior to the Termination Date as to any Stockholder upon the first day the Stockholder is able to sell all of the Registrable Securities owned by such Holder under Rule 144 within any given three-month period.

Section 18. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against either of the parties hereto.

Section 19. Governing Law. This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

Section 21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 22. Specific Performance. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) the other party shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RAM ENERGY RESOURCES, INC.

By:
Name:
Title:

Address for Notice:

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Attention: President

Fax: (918) 663-9214

With a copy (which shall not constitute notice) to:

McAfee & Taft

Tenth Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, OK 73102-7103

Attention: C. David Stinson

Fax: (405) 235-0439

15

HALCON RESOURCES, LLC

By:
Name:	Floyd C. Wilson
Title:	Manager

Address for Notice:

Halcon Resources, LLC

1000 Louisiana, Suite 6905

Houston, Texas 77002

Attention: Floyd C. Wilson

Fax: (832) 538-0220

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

333 Clay Street

Suite 3300

Houston, Texas 77002

Attention: William T. Heller IV

Fax: (713) 654-1871

16

Schedule 1

Securities to be Purchased by Halcon Pursuant to the Purchase Agreement

1. 220 million shares of Common Stock

2. $275 million principal amount of Note(s), initially convertible at a conversion price of $1.50 into 183,333,333 shares of Common Stock (subject to adjustment as provided therein)

3. Warrants to purchase 110 million shares of Common Stock at an initial exercise price of $1.50 per share (subject to adjustment as provided therein)

Schedule 2

Other Agreements Pertaining to Registration of Common Stock

None

EXHIBIT C

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into this 21st day of December, 2011, by and among RAM ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), HALCON RESOURCES, LLC, a Delaware limited liability company (“Halcon”), and the undersigned stockholders of the Company (the “Stockholders”).

RECITALS

WHEREAS, the Company and Halcon have entered into a Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) that provides, among other things, for the purchase by Halcon from the Company of shares of common stock, par value $.0001 per share, of the Company (“Common Stock”), as well as Warrants and a Note that will be exercisable for or convertible into additional shares of Common Stock; and

WHEREAS, the Stockholders currently own, of record and beneficially, and control a majority of the outstanding shares of Common Stock and, in order to induce Halcon to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, the Stockholders desire to agree to approve such transactions and to take certain additional actions as set forth herein; and

WHEREAS, each of the Stockholders has read and understands the terms and provisions of the Purchase Agreement and the effects of the consummation of the transactions contemplated thereby, including but not limited to the dilution of their individual and collective ownership interests in the Company; and

WHEREAS, the parties are entering into this Agreement as a condition to the execution of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Stockholder Voting. Each of the Stockholders agrees, so long as it owns or controls such shares, to vote the shares of Common Stock owned, of record and beneficially, by such Stockholder as set forth on Exhibit A attached hereto (the “Stock”) to approve the issuance of the Securities pursuant to the terms and conditions of the Purchase Agreement and each of the following items (such issuance and other items, collectively, the “Proposed Actions”):

(a)	the amendment of the Company’s certificate of incorporation to:

(i)	increase the number of authorized shares of Common Stock from 100.0 million shares to 1.01 billion shares;

(ii)	effect a one-for-three reverse stock split of the Company’s outstanding Common Stock upon satisfaction of the notice requirements of The Nasdaq Stock Market following the Closing of the transactions contemplated by the Purchase Agreement; and

(iii)	change the name of the Company to “Halcon Resources Corporation”;

(b)	the amendment of the Company’s 2006 Long-Term Incentive Plan to increase the number of shares of Common Stock that may be issued under such plan from 7.4 million to 11.1 million, representing an increase of 3.7 million shares; and

(c)	A non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the transactions contemplated by the Purchase Agreement.

Without limiting the foregoing, each Stockholder agrees to execute and deliver to the Company, not later than twenty (20) Business Days after the date hereof, a written consent, in a form reasonably acceptable to Halcon (the “Written Consent”), evidencing the affirmative vote of all of the Stock owned and controlled by such Stockholder to approve each of the Proposed Actions. The Stockholders understand and agree that their covenants and agreements set forth herein are irrevocable for so long as this Agreement remains in effect. Each Stockholder agrees not to revoke, rescind or supersede, or to vote any of its Stock in any manner contrary to, its approval of the Proposed Actions given pursuant to the Written Consent or at any meeting of stockholders. The preceding sentence shall survive any termination of this Agreement pursuant to clause (ii) or (iii) of Section 2 below until the Purchase Agreement is terminated in accordance with its terms or the transactions contemplated by the Purchase Agreement are consummated.

2. Term. This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) termination of the Purchase Agreement, (ii) the delivery to the Company of the Written Consent executed by all of the Stockholders, or (iii) the date of any meeting of the Company’s stockholders, whereby the issuance of the Securities pursuant to the Purchase Agreement and the other Proposed Actions are voted upon.

3. Stockholders’ Representation and Warranties. Each Stockholder severally, as to itself only, represents and warrants to Halcon that (a) such Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms, and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law other than filing on Schedule 13D that may be required under the Securities Exchange Act of 1934, as amended; (c) except to the extent contemplated herein, such Stockholder’s shares of Stock and the certificates representing such shares are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever (“Encumbrances”) with respect to the ownership or voting of such

2

shares of Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement; (d) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, such shares of Stock other than this Agreement; and (e) such Stockholder has the present power and right to vote all the shares of Stock as contemplated herein.

4. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

5. Negative Covenants of Each Stockholder. Except to the extent contemplated herein or in the Purchase Agreement, each Stockholder hereby covenants and agrees that, during the term of this Agreement, such Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of its shares of Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of its shares of Stock; (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to its shares of Stock pertaining or relating to the Purchase Agreement, any of the transactions contemplated thereby or any of the other Proposed Actions; or (c) deposit such Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Stock, unless and until, in the case of clause (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the placement of a legend on the certificates evidencing such Stock) reasonably necessary to ensure that such Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and shall have caused, as a condition to any sale, transfer, pledge or other disposition of any shares of Stock, any transferee of any of the Stock, unless it is already a signatory to this Agreement, to become a signatory to and be bound by the terms of this Agreement.

6. Remedies and Liability for Breach. The Stockholders agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any Stockholder, damages would not be an adequate remedy, and (ii) Halcon shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

7. Successors. This Agreement shall be binding upon and shall operate for the benefit of Halcon, the Stockholders and the Company, their respective members and stockholders, and their respective successors, assigns, executors, administrators and heirs, and it shall be binding upon any entity to whom any Stock is transferred whether or not in accordance with the provisions of this Agreement, and the executor or administrator of such entity.

8. Modification. Notwithstanding anything to the contrary in this Agreement or otherwise, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by all parties hereto. Each Stockholder covenants not to vote any shares of Stock in favor of any amendment of the certificate of

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incorporation or bylaws of the Company, if such amendment would materially modify the terms or frustrate the purpose of this Agreement or the Purchase Agreement, unless the vote on such amendment is approved unanimously by the parties to this Agreement.

9. Non-Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions.

10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

11. Entire Agreement. This Agreement and the Purchase Agreement contain the full understanding of the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, agreements or understandings other than expressly contained herein or therein.

12. Notices. Any notice to be given by any party hereunder to any other shall be in writing, mailed by certified or registered mail, return receipt requested, and shall be addressed to all other parties at the addresses listed on the signature page hereof. All such notices shall be deemed to be given three (3) days after the date of mailing thereof.

13. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

RAM ENERGY RESOURCES, INC.

By:
Name:	Larry E. Lee
Title:	President and CEO

Address for Notice:

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Attention: Larry E. Lee, President and CEO

Fax: (918) 663-9214

With a copy (which shall not constitute notice) to:

McAfee & Taft

Tenth Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, OK 73102-7103

Attention: C. David Stinson

Fax: (405) 235-0439

5

HALCON RESOURCES, LLC

By:
Name:	Floyd C. Wilson
Title:	Manager

Address for Notice:

Halcon Resources, LLC

1000 Louisiana, Suite 6905

Houston, Texas 77002

Attention: Floyd C. Wilson

Fax: (832) 538-0220

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

333 Clay Street

Suite 3300

Houston, Texas 77002

Attention: William T. Heller IV

Fax: (713) 654-1871

[MAJORITY STOCKHOLDERS’ SIGNATURES AND ADDRESSES FOR NOTICE TO BE INSERTED BY M&T]

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EXHIBIT A

Stockholder	Shares of Common Stock

[TO COME FROM M&T]

EXHIBIT D

WARRANT CERTIFICATE

THE OFFER AND SALE OF THESE WARRANTS AND THE ISSUANCE OF THE SECURITIES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OFFERED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE TRANSFER, SALE, ASSIGNMENT OR PLEDGE IS MADE IN STRICT COMPLIANCE WITH SUCH EXEMPTION.

RAM ENERGY RESOURCES, INC.

Warrant Certificate No. W-1	Original Issue Date: [ ], 2012

110,000,000 Warrants to Purchase Common Stock

RAM Energy Resources, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that this Warrant Certificate (“Warrant Certificate”) entitles Halcon Resources, LLC, a Delaware limited liability company (“Halcon”), or registered assigns, to purchase ONE HUNDRED TEN MILLION (110,000,000) shares of common stock, par value $.0001 per share, of the Company (“Common Stock”) in accordance with the terms and conditions set forth herein. Each such right to purchase a share of Common Stock is referred to herein as a “Warrant,” and such rights are referred to herein collectively as “Warrants.” This is the Warrant Certificate referred to in that certain Securities Purchase Agreement between Halcon and the Company dated December 21, 2011 (the “Agreement”). Unless defined in this Warrant Certificate, capitalized terms used herein shall have the meanings given them in the Agreement. Each Warrant entitles the holder, subject to the conditions set forth herein and in the Agreement, to purchase from the Company at any time, and from time to time, before 5:00 P.M., Houston, Texas time, on             , 2017 [five years after the Closing Date] (the “Warrant Expiration Date”), one fully paid and nonassessable share of Common Stock (collectively, the “Warrant Shares”) at a price (the “Warrant Exercise Price”) of One Dollar and Fifty Cents ($1.50) per Warrant Share. The Warrant Exercise Price and number of Warrant Shares purchasable upon exercise of the Warrants are subject to adjustment prior to the Warrant Expiration Date upon the occurrence of certain events as set forth herein. The Warrants shall be exercisable at the Company’s offices located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, or at such other address as the Company may specify in writing to the registered holder(s) of the Warrants evidenced hereby (the “Warrant Office”).

1. Exercise of Warrants.

(a) The Warrants may be exercised in whole or in part at any time and from time to time until the Warrant Expiration Date, at which time the Warrants shall expire and shall thereafter no longer be exercisable.

(b) The Warrants shall be exercised by presentation of the Warrant Certificate evidencing the Warrants to be exercised, with the form of notice of exercise attached as Exhibit A hereto duly completed and signed, to the Company at the Warrant Office, together with payment of the aggregate Warrant Exercise Price for the number of Warrant Shares in respect of which such Warrants are being exercised in a manner permitted by paragraph (c) of this Section 1. The Company shall, promptly after such presentation and payment (and in no event later than three Business Days thereafter) issue or cause to be issued and deliver or cause to be delivered to or upon the written order of the registered holder of such Warrants and in such name or names as such registered holder may designate, a certificate or certificates for the aggregate number of Warrant Shares issued upon such exercise of such Warrants. Any Person so designated shall be deemed to have become holder of record of such Warrant Shares as of the date of exercise of such Warrants; provided, that, no Warrant holder will be permitted to designate that such Warrant Shares be issued to any Person other than such Warrant holder unless each condition to transfer contained in Article V of the Agreement that would be applicable to a transfer of Warrants or Warrant Shares has been satisfied.

(c) The aggregate Warrant Exercise Price for all Warrant Shares in respect of which Warrants are being exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company), (ii) by delivering to the Company outstanding shares of Common Stock having a fair market value equal to the aggregate Warrant Exercise Price, (iii) by relinquishing to the Company Warrants evidenced by this Warrant Certificate (or one or more other Warrant Certificates issued pursuant to Section 4 in replacement or upon subdivision hereof) having a fair market value equal to the aggregate Warrant Exercise Price (a “Net Exercise”), (iv) by offsetting the principal balance of the Note, or (v) any combination of (i), (ii), (iii) and (iv). For purposes hereof, the “fair market value” of a share of Common Stock shall mean the Per Share Stock Price of one share of Common Stock on the date of exercise, and the “fair market value” of a Warrant shall mean the difference between such Per Share Stock Price and the Warrant Exercise Price.

(d) If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by such Warrant Certificate. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled.

(e) The Company shall not be required to issue fractional shares of Common Stock upon exercise of any Warrants, but shall pay for any such fraction of a share to which the holder exercising the Warrants would otherwise be entitled an amount in cash equal to the product of such fraction multiplied by the Per Share Stock Price of one share of Common Stock on the date of exercise.

(f) The Company will pay all Taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrants issued by it; provided, that each Warrant Holder shall use its reasonable efforts to avoid any such Tax on the issuance of Warrant Shares; and provided further, that the Company shall not be required to pay any income Tax or any other Tax that may be payable in respect of any transfer involved in

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the issuance of any Warrant Certificate or any certificate for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of such a Warrant, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such Tax or shall have established to the satisfaction of the Company that such Tax has been paid.

(g) If the issuance of the Warrant Shares deliverable upon exercise have not been registered pursuant to the Securities Act, the Warrant holder shall deliver to the Company, as a condition to such issuance, a duly executed certificate substantially in the form of Exhibit B hereto.

2. Adjustment of Number of Warrant Shares Purchasable. The number of Warrant Shares purchasable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of any of the events enumerated below.

(a) In the event that the Company shall at any time after the date of this Warrant Certificate declare a dividend on the Common Stock in shares of its capital stock (whether shares of such Common Stock or of capital stock of any other class of the Company), split or subdivide the outstanding Common Stock, or combine the outstanding Common Stock into a smaller number of shares, the number of Warrant Shares purchasable upon an exercise of each Warrant on or after the record date for such dividend or from and after the effective time of such split, subdivision or combination shall be adjusted to equal the number of shares of Common Stock and other capital stock, if applicable, that a holder of a number of shares of Common Stock equal to the number of Warrant Shares for which each Warrant is exercisable immediately prior to such record date or effective time, as the case may be, would own and be entitled to receive after such record date or effective time.

(b) The Warrant Exercise Price in effect immediately prior to any adjustment of the number of Warrant Shares for which each Warrant is exercisable shall be simultaneously adjusted (but not below the par value of the Common Stock) by multiplying the Warrant Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares for which each Warrant is exercisable immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares for which each Warrant is exercisable immediately after such adjustment.

(c) In the event of any capital reorganization of the Company, or of any reclassification of any Common Stock for which any Warrant is exercisable (other than a subdivision or combination of outstanding shares of such Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other Person or of the sale of the properties and assets of the Company as, or substantially as, an entirety, each Warrant shall after such capital reorganization, reclassification, consolidation, merger or sale be exercisable, upon the terms and conditions specified in this Warrant Certificate, for the number of shares of stock or other securities or assets to which a holder of the number of Warrant Shares purchasable (at the time of such capital

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reorganization, reclassification, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such capital reorganization, reclassification, consolidation, merger or sale (in the case of a sale of properties and assets, either directly or upon any subsequent liquidation of the Company); and in any such case, if necessary, the provisions set forth in this section with respect to the rights thereafter of a holder of such Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the exercise of such Warrant. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor or surviving Person (if other than the Company) resulting from such consolidation or merger or the Person purchasing such assets shall assume, by written instrument, the obligation to deliver to each Warrant holder the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such Warrant holder may be entitled pursuant to this paragraph (c).

(d) If any question shall at any time arise with respect to the adjusted number of Warrant Shares or Warrant Exercise Price, such question shall be determined by an independent firm of certified public accountants of recognized national standing selected by the Warrant holder.

(e) Notwithstanding anything in this section to the contrary, the Company shall not be permitted to take any action described in this section (such as, but not by way of limitation, any dividend, consolidation, merger or reorganization) if such action is prohibited under any other provision of this Warrant Certificate or the Agreement.

(f) Notwithstanding that the number of Warrant Shares purchasable upon the exercise of each Warrant may have been adjusted pursuant to the terms hereof, the Company shall not be required to issue fractions of Warrant Shares upon exercise of any Warrant or to distribute certificates that evidence fractional shares, but instead shall pay to the holder of each Warrant who would be otherwise entitled to receive such fractional Warrant Shares the amount contemplated by Section 1(e).

(g) If any event occurs that is similar to the types of events contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Board of Directors of the Company shall make an appropriate adjustment to the terms of this Warrant Certificate (including, if appropriate, in the number and type of securities that may be purchased upon exercise of the Warrants) so as to protect the rights of the Warrant holders and give effect to the purpose and intent of the Agreement and this Warrant Certificate; provided, however, that no such adjustment shall decrease the number of Warrant Shares that may be purchased upon exercise of the Warrants except as otherwise determined pursuant to this Section 2. Without the prior approval of each Warrant holder, the Company will not take any action (including but not limited to entering into any agreement, increasing the par value per share of Common Stock, or decreasing the number of authorized but unissued shares of Common Stock) that would interfere with the full exercise of the Warrants in accordance with this Warrant Certificate.

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3. Notices to Warrant Holders. Upon any adjustment of the number of Warrant Shares issuable upon an exercise of the Warrants or any adjustment of the Warrant Exercise Price, the Company shall promptly, but in any event within thirty (30) days thereafter, cause to be given to each Warrant holder, at its address appearing on the Warrant Register, by first class mail, postage prepaid, a certificate signed by the Company’s Chief Financial Officer setting forth the number of Warrant Shares issuable upon the exercise of each Warrant as so adjusted and the Warrant Exercise Price as so adjusted, and describing in reasonable detail the facts accounting for such adjustment and setting forth the calculation of such adjustments. Where appropriate, such certificate may be given in advance and included as part of the notice required to be mailed under the other provisions of this section.

In the event that:

(a) the Company shall authorize the issuance to any or all holders of its Common Stock of any additional shares of Common Stock or any other capital stock or other securities of the Company, or of rights or warrants to subscribe for or purchase capital stock or other securities of the Company, or of any other subscription rights or warrants; or

(b) any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) is authorized or proposed; or

(c) the voluntary dissolution, liquidation or winding up of the Company is authorized or proposed; or

(d) the Company proposes to take any other action that would require an adjustment of the Warrant Exercise Price of the Warrants issued by it pursuant to this Warrant Certificate;

then the Company shall cause to be given to each Warrant holder at such Warrant holder’s address appearing on the Warrant Register, by first class mail, postage prepaid, a written notice describing the material terms and conditions of such action or transaction at least twenty (20) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such action or transaction, and the Company shall take all steps reasonably necessary in order to ensure that such holder is given the practical opportunity to exercise the Warrants prior to such time so as to be able participate in or vote with respect to such action or transaction.

4. Registration, Transfer and Exchange of Warrants.

(a) The Company shall maintain, at the Warrant Office, the Warrant Register for registration of the Warrants and Warrant Certificate and transfers thereof. On the Closing Date, the Company shall register this Warrant Certificate and the Warrants represented hereby in the name of Halcon. The Company may deem and treat the

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registered holders of the Warrants as the absolute owners of the Warrants registered to such holders (notwithstanding any notation of ownership or transfer or other writing on the Warrant Certificates made by any Person) for the purpose of any exercise thereof or any distribution to the Warrant holders, and for all other purposes.

(b) Upon satisfaction of each condition set forth in Article V of the Agreement, the Company shall register the transfer of any outstanding Warrants in the Warrant Register upon surrender of the Warrant Certificate evidencing such Warrants to the Company at the Warrant Office, accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Warrant holder or by the duly appointed legal representative thereof. Upon any such registration of transfer, new Warrant Certificate(s) evidencing such transferred Warrants shall be issued to the transferee(s), and the surrendered Warrant Certificate(s) shall be canceled. If less than all the Warrants evidenced by a Warrant Certificate(s) surrendered for transfer are to be transferred, a new Warrant Certificate(s) shall be issued to the Warrant holder surrendering such Warrant Certificate(s), evidencing the Warrants not being transferred.

(c) Warrant Certificates may be exchanged at the option of the Warrant Holder(s) thereof, by surrender to the Company at the Warrant Office, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled.

(d) No charge shall be made for any such transfer or exchange or the issuance of new Warrant Certificates in connection therewith except for any Tax or other governmental charge imposed in connection therewith.

5. Mutilated or Missing Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and, if requested, indemnity satisfactory to it. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, Tax and other governmental duties that may be imposed in relation thereto shall be borne by the holder of such Warrant Certificate.

6. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of the Warrants as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of all the Warrants evidenced by this Warrant Certificate, free from preemptive rights or any other contingent purchase rights of Persons other than the Warrant holders (taking into account the adjustments and restrictions of Section 2). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the

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payment of the applicable Warrant Exercise Price in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable. If the approval of the Company’s shareholders is required for the issuance of the Warrants or the Warrant Shares, and such approval has not yet been obtained, the Company shall seek such approval as promptly as practicable after the original issue date of this Warrant Certificate, provided, however, that the Company’s obligation to issue and deliver Warrant Shares in accordance with the terms hereof is absolute and unconditional, irrespective of whether such shareholder approval is ultimately obtained, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to issue the Warrant Shares. Nothing herein shall limit a Warrant holder’s right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of Warrants as required pursuant to the terms hereof.

7. Miscellaneous.

(a) This Warrant Certificate shall be binding upon and inure to the benefit of the Company, Halcon and each Person who hereafter becomes a holder of any of the Warrants evidenced hereby, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant Certificate shall be construed to give to any Person other than the Company and the Warrant holders (including any subsequent holder as contemplated herein) any legal or equitable right, remedy or cause of action hereunder. This Warrant Certificate may be amended only in writing signed by the Company and the registered holder of the Warrants evidenced hereby.

(b) This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to apply.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of the original issue date set forth on the first page hereof.

RAM ENERGY RESOURCES, INC.

By:
Name:
Title:

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Exhibit A to Warrant Certificate

EXERCISE NOTICE

RAM ENERGY RESOURCES, INC.

WARRANT CERTIFICATE NO. W-1 DATED [            ], 2012

Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the above-referenced Warrant Certificate.

(1) The undersigned holder hereby exercises its right to purchase                 shares of Common Stock (Warrant Shares) pursuant to the Warrant Certificate.

(2) The holder intends to pay the Warrant Exercise Price as follows (check one):

         (a) Cash exercise under Section 1(c)(i)

         (b) Delivery of outstanding shares of Common Stock under Section 1(c)(ii)

         (c) Relinquishment of Warrants (Net Exercise) under Section 1(c)(iii)

         (d) Offset of principal balance of Note under Section 1(c)(iv)

         (e) A combination of two or more of the foregoing methods as follows:

(3) If the holder has elected a cash exercise, the holder shall pay the sum of $         to the Company in accordance with the terms of the Warrant.

(4) If any payment method other than cash, or any combination of methods, is elected, the details of the proposed payment of the Warrant Exercise Price are as follows:

.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

Exhibit B to Warrant Certificate

WARRANT HOLDER REPRESENTATION CERTIFICATE

Reference is made to that certain Warrant Certificate with an original issue date of [            ], 2012 (the “Warrant Certificate”), issued by RAM Energy Resources, Inc., a Delaware corporation (the “Company”), to Halcon Resources, LLC, a Delaware limited liability company (“Halcon”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Warrant Certificate.

In connection with the exercise of certain Warrants on the date hereof, and the issuance of Warrant Shares, pursuant to the Warrant Certificate, the undersigned Warrant holder (“Warrant Holder”) hereby represents to the Company as follows:

1.	Status. Warrant Holder is an accredited investor within the meaning of Rule 501 of Regulation D adopted under the Securities Act of 1933 (the “Securities Act”).

2.	No General Solicitation. Warrant Holder acknowledges that the Warrants and Warrant Shares were not offered to Warrant Holder by means of general solicitation or publicly disseminated advertisements or sales literature.

3.	Acquisition for Own Account. The Warrant Shares being acquired by Warrant Holder are being acquired by Warrant Holder for its own account and not with a view to, or for resale in connection with, any distribution of such securities. Warrant Holder is capable of bearing the economic risk of its investment in the Warrant Shares and understands that the Warrant Shares must be held indefinitely, unless a subsequent disposition of the Warrant Shares is registered pursuant to the Securities Act, or an exemption from such registration is available, and that the Company may have no present intention of registering the Warrant Shares except as provided in that certain Registration Rights Agreement entered into by the Company and Halcon.

4.	Legend. Warrant Holder understands and acknowledges that the certificate(s) evidencing the Warrant Shares will bear a legend indicating that the Warrant Shares have not been registered under the Securities Act and that the sale or disposition of the Warrant Shares is subject to restrictions under the Securities Act.

[Signature page follows.]

IN WITNESS WHEREOF, Warrant Holder has executed this Warrant Holder Representation Certificate as of the date indicated below.

[Name]

By:
[signature]

[printed name of signing person]

[date]

EXHIBIT E

Jefferies & Company, Inc.

Jefferies High Yield Trading, LLC

Larry E. Lee

Larry E. Lee Revocable Trust

Lee 2006 Family Trust

Danish Knights, A Limited Partnership

Lawrence S. Coben

John M. Reardon

The Reardon Trust Dated 12/10/2001

Sean P. Lane

Gerald R. Marshall